Execution Version

Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of October 22, 2014

by and between

EMCORE CORPORATION

and

NEOPHOTONICS CORPORATION

i

SCHEDULES

1.1(a) – 1	Seller Knowledge Persons
1.1(b)	Permitted Encumbrances
2.1	Purchased Assets
2.2(b)	Excluded Accounts Receivable
2.2(d)	Excluded Contracts
2.2(j)	Excluded Assets
5.2	No Conflict
5.3	Governmental Consents and Approvals
5.4	Financial Statements
5.6	Sufficiency of Purchased Assets; Inventory
5.8	Compliance with Laws; Permits
5.9	Material Contracts
5.11	Employee Benefits
5.12	Tax Matters
5.13	Intellectual Property
5.14	Customers and Suppliers
7.1	Conduct of the Business
7.2(b)	Business Unit Financial Statements
10.3(c)	Third Party Consents

*	Omitted. Per Regulation S-K, Item 601(b)(2), the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

EXHIBITS

A	Form of Promissory Note
B	Form of Bill of Sale and Assignment and Assumption Agreement
C	Form of Intellectual Property Assignment Agreement
D	Form of Intellectual Property License Agreement
E-1	Form of Supply Agreement
E-2	Form of Supply Agreement
F	Form of Transition Services Agreement
G	Form of Subordination Agreement

*	Omitted. Per Regulation S-K, Item 601(b)(2), the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of October 22, 2014, is entered into by and between EMCORE Corporation, a New Jersey corporation (“Seller”), and NeoPhotonics Corporation, a Delaware corporation (“Purchaser”). Seller and Purchaser are each referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1 herein.

WHEREAS, Seller is engaged in, among other things, the Business;

WHEREAS, Seller wishes to sell or cause to be sold to Purchaser, and Purchaser wishes to purchase from Seller, all right, title and interest in and to the Purchased Assets, and in connection therewith Purchaser is willing to assume the Assumed Liabilities, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, Seller and its Affiliates also conduct the Seller’s Other Businesses at numerous locations both within and outside the United States, which businesses and operations are being retained by Seller and its Affiliates and are not being transferred to, or acquired by, Purchaser.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Definitions. The following terms have the following meanings when used herein:

“Action” means any claim, action, lawsuit, arbitration, inquiry, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief) by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, including all schedules and exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Ancillary Agreements” means each of (a) the Bill of Sale and Assignment and Assumption Agreement; (b) the Intellectual Property Assignment Agreement; (c) the Intellectual Property License Agreement; (d) the Supply Agreements; (e) the Transition Services Agreement, (f) the Escrow Agreement; (g) the Security Agreement and (h) the Subordination Agreement.

“Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement, with respect to the Purchased Assets and the Assumed Liabilities of Seller, in substantially the form attached hereto as Exhibit B.

“Books, Records and Files” means any studies, reports, books, records (including shipping and personnel records), books of account, files, data or databases, invoices, surveys, data (including financial, sales, purchasing and operating data), computer data, disks, tapes, marketing plans, sales and promotional materials and records, manuals, training materials and similar items, customer lists and records, supplier lists and records, prospect lists and records, mailing lists, correspondence, memoranda, notes and other documents or papers and other evidence thereof.

“Business” means the telecommunications business unit of Seller, which consists of the development, manufacture and sale of the Products, as such business is conducted by Seller immediately prior to the date of this Agreement (subject to any changes permitted in accordance with Section 7.1).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or the City of San Francisco, California.

“Claim Notice” means written notification of a Third-Party Claim, specifying the nature of and basis for such Third-Party Claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third-Party Claim.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Comerica Consent” means the consent of the required banks under the Comerica Facility to the consummation of the transactions contemplated by this Agreement (including the issuance and repayment of the Promissory Note in accordance with its terms and the arrangements contemplated by the Security Agreement and Subordination Agreement).

“Comerica Facility” means the Revolving Credit and Term Loan Agreement, dated March 21, 2013, by and among Purchaser, Comerica Bank, as agent, and the lenders party thereto.

“Compensation and Benefit Plans” means each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, restricted stock unit, stock option, employment, termination, severance, incentive, change in control, compensation, welfare (including medical, health, dental, vision, life, disability and similar benefits), vacation, paid time off, leave, fringe, cafeteria or other plan, agreement, policy or arrangement.

“Competition Law” means any Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Competitive Business” means any business that develops, manufactures, sells or supports the Products or substantially similar Products or otherwise competes in any material respect with the Business as conducted by Seller immediately prior to the Closing Date and as Seller has a bona fide intention, as of the Closing, to conduct.

“Competitive Product” means any product that is being manufactured, processed, sold, stored, transported or distributed by the Business as of the Closing Date (each a “Competitive Product”), including the Products.

“Confidential Information” means all trade secrets and other confidential and/or proprietary information of a Person, including information contained in or derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulas, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Consent” means any consent, approval, authorization, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, notice of, with or to any Person or under any Law, in each case required to permit the consummation of the transactions contemplated by this Agreement.

“Contract” means any written or oral loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, license, arrangement, obligation, commitment or instrument, in each case that is legally binding, including all amendments thereto.

“Definitive Proxy Statement” means the Seller’s Definitive Proxy Statement for its 2015 Annual Meeting of Stockholders filed within 120 days of September 30, 2014.

“Encumbrance” means any lien, pledge, hypothecation, charge, claim, option, mortgage, security interest or other encumbrance or restriction of any kind or nature whatsoever (but excluding (a) licenses and other agreements related to Intellectual Property which are not intended to secure an obligation and (b) any obligation to accept returns of inventory).

“Environmental Law” means any Law related to (a) the protection, investigation or restoration of the environment or natural resources; or (b) the handling, use, disposal, release or threatened release of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations promulgated thereunder.

“Escrow Account” means the escrow account designated by the Escrow Agent in accordance with the Escrow Agreement.

“Escrow Agent” means Comerica Bank or any other Person that becomes its successor under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into by and among Seller, Purchaser, and the Escrow Agent in accordance with and including the terms and conditions set forth in Section 3.6.

“Escrow Amount” means $1,500,000.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis, as in effect from time to time.

“Governmental Authority” means any United States federal, state or local or any non-United States governmental, regulatory or administrative authority, agency, commission, entity, or instrumentality or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, settlement, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Indemnified Party” means any Person asserting a claim for indemnification under any provision of Article 12.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 12.

“Indemnity Notice” means written notification pursuant to Section 12.5(b) of a claim for indemnity under Article 12 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Losses arising from such claim.

“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including all (i) patents and patent applications, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals, extensions and related priority rights of any of the foregoing (collectively, “Patents”), (ii) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Trademarks”), (iii) Internet domain names, (iv) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing, (v) mask works and mask sets, and all applications and registrations of any of the foregoing, and (vi) confidential and proprietary information, trade secrets, technology, know-how, databases, inventions, formulas, processes, developments and research, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents.

“Intellectual Property Assignment Agreement” means the intellectual property assignment entered into between Seller and Purchaser to transfer the Purchased Business Intellectual Property and Purchased Business Technology to Purchaser, in substantially the form attached hereto as Exhibit C.

“Intellectual Property License Agreement” means the intellectual property license agreement entered into between Seller and Purchaser to license certain intellectual property to one another, in substantially the form attached hereto as Exhibit D.

“Inventory Valuation Method” means the lower of cost or market, on a first-in, first-out method (net of allowance for obsolete or slow moving Inventory) in accordance with GAAP, consistently applied and consistent with Seller’s historical accounting method.

“Inventory Value” means the net book value of the ITLA/micro-ITLA Inventory appropriately accounted for on a balance sheet of Seller determined in accordance with the Inventory Valuation Method.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all communications systems, computer systems, servers, network equipment and other hardware used by Seller.

“ITLA/micro-ITLA Inventory” means the finished goods, raw materials, and work in progress for the integrable tunable laser assemblies (ITLAs) and micro integrable tunable laser assemblies (micro-ITLAs) Products.

“Knowledge” means, when used in connection with Seller with respect to any matter in question, the actual knowledge, without any duty of investigation, of those Persons listed on Schedule 1.1(a) – 1 of the Seller Disclosure Schedule and, when used in connection with Purchaser with respect to any matter in question, the actual knowledge, without any duty of investigation, of those Persons listed on Schedule 1.1(a) – 2 of the Purchaser Disclosure Schedule.

“Law” means any United States federal, state or local or any foreign, international or multinational constitution, statute, law, ordinance, regulation, rule, code, order, license, approval, treaty, other requirement, principle of common law or rule of law.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract (but excluding any future performance obligations under any such Contracts).

“made available” means posted to the electronic data room maintained by or on behalf of Seller with respect to the transactions contemplated hereby at least one (1) Business Day before the date hereof.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (A) the Business (but not including prospects of the Business) or the Purchased Assets, taken as a whole, or (B) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change directly or proximately attributable to the execution of this Agreement or the disclosure, pendency or consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (b) any change, effect, event, occurrence, state of facts or development (i) in the domestic or international financial, credit, securities or commodities markets, or domestic or international economic, regulatory or political conditions in general or (ii) in the industries and markets in which the Business operates in general (provided in the case of both clause (i) and (ii) that such change, effect, event, occurrence, state of facts or development does not have a materially disproportionate effect on the Business or the Purchased Assets); (c) fluctuations in sales and earnings or failure of the Business to meet internal or published sales, earnings or other financial or non-financial projections and estimates (it being understood that the underlying causes of such fluctuations or failures of the Business may be taken into account in determining whether a Material Adverse Effect has occurred); (d) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (e) changes in any Law applicable to the Business or applicable accounting regulations or principles or the interpretation thereof; (f) any action or inaction by Purchaser or its Affiliates, or approved or consented to by Purchaser or its Affiliates after the date hereof; or (g) any adverse change in or effect on the Business, assets, results of operations or financial condition of Seller that is cured by Seller, or that Seller causes to be cured, before the Closing, or that is adequately covered by insurance.

“Net Accounts Receivable” means Accounts Receivable minus Accounts Payable.

“Net Accounts Receivable Target” means $2,500,000.

“Permits” means all permits, licenses, clearances, franchises, approvals, waivers, letters, exemptions, consents, decisions, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, materialmen’s, architects’, carriers’, workers’, repairers’, warehousemen’s, landlords’ and other like statutory Encumbrances arising or incurred in the ordinary course of business, either securing payments not yet due or that are being contested in good faith by appropriate proceedings; (c) restrictions under leases, subleases, licenses or occupancy agreements that are Purchased Assets; (d) easements, licenses, covenants, rights-of-way and other similar restrictions of record; (e) (i) zoning, building codes and other land use laws and (ii) Encumbrances that have been placed by any developer, landlord or other third party on property over which Seller has easement rights and subordination or similar agreements relating thereto; (f) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security; (g) restrictions on the transfer of securities arising under federal and state securities Law; (h) Encumbrances arising under equipment leases with third parties entered into in the ordinary course of business; (i) Encumbrances securing any obligations under any of the Assigned Contracts; (j) any contractual restrictions contained in the Assigned Contracts; (k) such Encumbrances as do not, individually or in the aggregate, materially detract from the value of the Purchased Assets (taken as a whole), or materially impair the present use of the Purchased Assets (taken as a whole); and (l) the Encumbrances set forth on Schedule 1.1(b) of the Seller Disclosure Schedule; provided, however, that, in the case of (l), such Encumbrances are discharged and released at or prior to Closing.

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority or any other entity.

“Post-Closing Tax Period” means any taxable period (or portion thereof) commencing on the Closing, including such portion of any Straddle Period commencing on the Closing.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending prior to the Closing, including such portion of any Straddle Period ending prior to the Closing.

“Products” means integrable tunable laser assemblies (ITLAs) and micro integrable tunable laser assemblies (micro-ITLAs) based on external-cavity laser technology platform, and tunable transmitter optical subassemblies (T-TOSA), receiver optical subassemblies (ROSAs), as well as small form factor pluggable (T-XFP) transceivers for 10 gigabits per second transmission applications, and all derivatives of the foregoing currently in development by the Business, including integrated coherent transmitters.

“Promissory Note” means the promissory note made by Purchaser in favor of Seller in the form attached hereto as Exhibit A.

“Promissory Note Maturity Date” means the date which is the earlier of (i) the date which is the second (2nd) anniversary of the Closing Date and (ii) such other date on which the Promissory Note is to be repaid in full in accordance with its terms.

“Purchaser Disclosure Schedule” means the Schedules of Purchaser delivered to Seller as of the date hereof.

“Real Property” means all land, buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Reference Inventory Value” means $1,380,000 to $1,500,000.

“Registered IP” means all issued Patents, pending Patent applications, registered Trademarks, pending applications for registration of Trademarks, registered copyrights, pending applications for registration of copyrights, registered mask works, pending applications for registration of mask works and Internet domain names owned, filed or applied for by Seller and used exclusively or primarily in the Business.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such person.

“Restricted Geography” means anywhere in the world.

“Restricted Customer” means (a) any Person that was a customer of the Business as of the Closing Date or at any time during the two-year period prior to the Closing Date; or (b) any Person that is a customer of Purchaser in respect of the Business at any time during the Restricted Period.

“Restricted Period” means a period of three (3) years after the Closing Date.

“Security Agreement” means the security agreement to be entered between Purchaser and Seller as of the Closing Date in accordance with Section 3.7.

“Schedules” means the schedules attached hereto.

“Seller Change of Control” means the occurrence of any of the following events or circumstances, whether accomplished directly or indirectly, or in one or a series of related transactions:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the outstanding capital stock of Seller;

(b) Seller merges with or into, or consolidates with, or consummates any reorganization or similar transaction with, another Person and, immediately after giving effect to such transaction, less than 50% of the total voting power of the outstanding capital stock of the surviving or resulting Person is “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the shareholders of Seller immediately prior to such transaction; or

(c) Seller (including through one or more of its Affiliates and including through any liquidation or dissolution, other than a liquidation or dissolution in connection with a reorganization or similar transaction in which the holders of the voting stock of Seller immediately prior to such transaction continue to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the total voting power of the outstanding capital stock of the surviving entity immediately after giving effect to such transaction) sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets and properties (including the capital stock of Affiliates) of Seller, but excluding sales, assignments, conveyances, transfers, leases or other dispositions of assets and properties (including the capital stock of Affiliates) by Seller or its Affiliates to any Affiliates of Seller.

“Seller Disclosure Schedule” means the Schedules of Seller delivered to Purchaser as of the date hereof.

“Seller ERISA Affiliate” means any trade or business that together with Seller would be treated as a single employer for purposes of Section 4001(b) of ERISA or Section 414 of the Code.

“Seller’s Other Businesses” means all businesses conducted prior to the Closing by Seller and its Affiliates, in each case that are not included in the Business. Seller’s Other Businesses also includes the activities of Seller’s corporate department, administrative departments and other support functions.

“Straddle Period” means any taxable period beginning before the Closing Date and ending on or after the Closing Date.

“Subordination Agreement” means the subordination agreement to be entered between Purchaser, Seller and Comerica Bank (or such other relevant lender, if any) as of the Closing Date in substantially the form attached hereto as Exhibit G.

“Supply Agreements” means the supply agreements entered into between Seller and Purchaser in substantially the form attached hereto as Exhibit E-1 and Exhibit E-2.

“Tangible Personal Property” means all machinery, tooling, equipment, parts, tools, supplies, office equipment and supplies, vehicles, tools, spare parts, production supplies, furniture, fixtures, furnishings, signage, leasehold improvements and other items of tangible personal property (other than Inventory) owned by Seller and used exclusively or primarily in connection with the ownership, maintenance or operation of the Business.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, duties, tariffs, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real property, personal property, sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, alternative or add-on minimum, estimated, registration, withholding, social security (or similar), or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund and return, or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with any taxing authority with respect to Taxes.

“Technology” means all software, information, designs, circuit block libraries, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein.

“Transition Services Agreement” means a transition services agreement with Purchaser and, to the extent applicable, its Affiliates, in substantially the form attached hereto as Exhibit F, which shall provide for the provision of such services between Seller and Purchaser (or their respective Affiliates) and for such time periods as the Parties may mutually and reasonably agree in good faith.

“United States” means the United States of America and its territories and possessions (other than Puerto Rico).

Section 1.2 Glossary of Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Definition	Section
Accounting Firm	Section 3.3(a)(ii)
Accounts Payable	Section 2.3
Accounts Receivable	Section 2.1(h)
Acquired Patents	Section 7.6(b)
Acquired Personal Property	Section 2.1(c)
Action	Section 1.1
Affiliate	Section 1.1
Agreement	Section 1.1
Allocation	Section 3.5
Ancillary Agreements	Section 1.1
Assets Lists	Section 2.1(i)
Assigned Contracts	Section 2.1(g)
Assumed Liabilities	Section 2.3
Assumed Purchase Orders	Section 2.1(f)
Bankruptcy and Equity Principles	Section 5.1
Basket	Section 12.4(b)(ii)
Bill of Sale and Assignment and Assumption Agreement	Section 1.1
Books, Records and Files	Section 1.1
Business	Section 1.1
Business Day	Section 1.1
Business Employee	Section 8.1(a)(i)
Claim Notice	Section 1.1
Closing	Section 4.1(a)
Closing Date	Section 4.1(a)
Closing Inventory Value	Section 3.3(a)(i)
Closing Net Accounts Receivable	Section 3.3(a)(i)
Code	Section 1.1

Comerica Consent	Section 1.1
Comerica Facility	Section 1.1
Compensation and Benefit Plans	Section 1.1
Competition Law	Section 1.1
Competitive Business	Section 1.1
Competitive Product	Section 1.1
Confidential Information	Section 1.1
Confidentiality Agreement	Section 7.2(g)
Consent	Section 1.1
Contract	Section 1.1
Conveyance Taxes	Section 9.5
Covered Losses	Section 12.4(b)(ii)
Definitive Proxy Statement	Section 1.1
Delayed Closing Date	Section 4.1(b)
Dispute Notice	Section 3.3(a)(ii)
Employee Benefit Plans	Section 5.11(a)
Encumbrance	Section 1.1
Environmental Law	Section 1.1
ERISA	Section 1.1
Escrow Account	Section 1.1
Escrow Agent	Section 1.1
Escrow Agreement	Section 1.1
Escrow Amount	Section 1.1
Excess Revenues	Section 7.2(d)
Excluded Assets	Section 2.2
Excluded Contracts	Section 2.2(d)
Excluded Liabilities	Section 2.4
FCPA	Section 5.8(b)
Final Inventory Value	Section 3.3(a)(ii)
Final Net Accounts Receivable	Section 3.3(a)(ii)
Final Purchase Price	Section 3.1
Financial Statements	Section 5.4(a)
GAAP	Section 1.1
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
Hazardous Substances	Section 1.1
Indemnified Party	Section 1.1
Indemnifying Party	Section 1.1
Indemnity Notice	Section 1.1
Intel Agreement	Section 7.6(b)
Intellectual Property	Section 1.1
Intellectual Property Assignment Agreement	Section 1.1
Intellectual Property License Agreement	Section 1.1
Inventory	Section 2.1(a)
Inventory Valuation Method	Section 1.1
Inventory Value	Section 1.1

Inventory Value Adjustment	Section 3.3(b)(i)
IP Licenses	Section 2.1(e)
IRS	Section 1.1
IT Systems	Section 1.1
ITLA/micro-ITLA Inventory	Section 1.1
Knowledge	Section 1.1
Law	Section 1.1
Liabilities	Section 1.1
Losses	Section 12.2
made available	Section 1.1
Major Customers	Section 5.14(a)
Major Vendors	Section 5.14(b)
Material Adverse Effect	Section 1.1
Material Contracts	Section 5.9(a)
Minimum Amount	Section 12.4(b)(i)
Net Accounts Receivable	Section 1.1
Net Accounts Receivable Adjustment	Section 3.3(b)(ii)
Net Accounts Receivable Target	Section 1.1
Outside Date	Section 11.1(b)
Parties	Preamble
Party	Preamble
Patents	Section 1.1
Periodic Taxes	Section 9.1
Permits	Section 1.1
Permitted Encumbrances	Section 1.1
Person	Section 1.1
Post-Closing Periodic Tax Period	Section 9.1
Post-Closing Tax Period	Section 1.1
Pre-Closing Periodic Tax Period	Section 9.1
Pre-Closing Tax Period	Section 1.1
Preliminary Purchase Price	Section 3.1
Products	Section 1.1
Promissory Note	Section 1.1
Promissory Note Maturity Date	Section 1.1
Proposed Closing Statement	Section 3.3(a)(i)
Purchased Assets	Section 2.1
Purchased Business Intellectual Property	Section 2.1(b)
Purchased Business Technology	Section 2.1(b)
Purchaser	Preamble
Purchaser Disclosure Schedule	Section 1.1
Purchaser Financial Statements	Section 6.10
Purchaser Indemnified Party	Section 12.3
Purchaser Related Agreements	Section 6.1
Real Property	Section 1.1
Reference Inventory Value	Section 1.1
Registered IP	Section 1.1

Representative	Section 1.1
Restricted Customer	Section 1.1
Restricted Geography	Section 1.1
Restricted Period	Section 1.1
Retained Marks	Section 7.6(a)
Revenue Purchase Price Adjustment Amount	Section 7.2(d)
Review Period	Section 3.3(a)(ii)
Sales Forecast	Section 7.2(d)
Schedules	Section 1.1
Security Agreement	Section 1.1
Seller	Preamble
Seller Change of Control	Section 1.1
Seller Disclosure Schedule	Section 1.1
Seller ERISA Affiliate	Section 1.1
Seller Indemnified Party	Section 12.2
Seller Related Agreements	Section 5.1
Seller’s Certificate	Section 4.1(b)
Seller’s Other Businesses	Section 1.1
Solvent	Section 6.7
Straddle Period	Section 1.1
Subordination Agreement	Section 1.1
Supply Agreements	Section 1.1
Tangible Personal Property	Section 1.1
Tax	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Technology	Section 1.1
Third-Party Claim	Section 12.5(a)
Trademarks	Section 1.1
Transferred Employee	Section 8.1(a)(ii)
Transition Services Agreement	Section 1.1
United States	Section 1.1
Waiver Date	Section 4.1(b)
Wells Fargo	Section 10.1(c)

Section 1.3 Interpretation. Unless otherwise required by the context in which any term appears:

(a) The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

(b) References to “Articles,” “Sections,” “Schedules” or “Exhibits” shall be to articles, sections, schedules or exhibits, respectively, of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(c) The words “herein,” “hereof,” “herewith” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement, the words “include,” “includes” or “including” shall mean “including, without limitation” and the word “or” shall not be exclusive.

(d) The term “day” shall mean a calendar day, commencing at 12:00 a.m. (prevailing Pacific time). Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(e) All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. References in this Agreement to dollar amount thresholds, deductibles or baskets shall not be deemed to be evidence of a Material Adverse Effect or materiality.

(f) All references to a particular entity shall include such entity’s successors and permitted assigns unless otherwise specifically provided herein.

(g) All references herein to any Law or to any Contract or other agreement shall be to such Law, Contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

(h) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.

ARTICLE 2.

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of any Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, which exclusively or primarily relate to, or are used or held for use exclusively in connection with, the Business (other than the Excluded Assets) (collectively, the “Purchased Assets”), including the following:

(a) the inventory, finished goods, raw materials, work in progress, packaging, supplies and parts used in the Business (“Inventory”), a list of which as of June 30, 2014 is set forth on Schedule 2.1(a) of the Seller Disclosure Schedule;

(b) Intellectual Property to the extent existing as of the Closing Date that is owned by Seller and exclusively or primarily used in the Business (the “Purchased Business Intellectual Property”) and Technology that is owned by Seller and exclusively or primarily used in the Business (the “Purchased Business Technology”), including such items listed on Schedule 2.1(b) of the Seller Disclosure Schedule;

(c) all Tangible Personal Property, including those items listed on Schedule 2.1(c) of the Seller Disclosure Schedule (the “Acquired Personal Property”);

(d) all of Seller’s rights, to the extent transferable, under warranties, indemnities and all similar rights against third parties to the extent exclusively or primarily related to the Business or any Purchased Assets;

(e) all Contracts pursuant to which Seller licenses from any Person Intellectual Property or Technology for use exclusively or primarily within the Business, including such Contracts that are set forth on Schedule 2.1(e) of the Seller Disclosure Schedule (the “IP Licenses”);

(f) all purchase orders outstanding as of the Closing Date (the “Assumed Purchase Orders”); a list of outstanding purchase orders as of October 1, 2014 is set forth on Schedule 2.1(f) of the Seller Disclosure Schedule;

(g) all Contracts exclusively or primarily related to the Business, including those all Contracts listed on Schedule 2.1(g) of the Seller Disclosure Schedule (the “Assigned Contracts”);

(h) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right, in each case related to any of the Purchased Assets or the Business (“Accounts Receivable”);

(i) all Books, Records and Files (other than income and similar Tax Returns and related Books, Records and Files), to the extent exclusively or primarily used in, or exclusively or primarily related to, the Business; provided, however, that Seller may redact any information to the extent exclusively used in, or exclusively related to, the Excluded Assets or Seller’s Other Businesses from Books, Records and Files; and

(j) all goodwill and the going concern value of the Business.

Seller and Purchaser shall review, update as necessary and use their respective reasonable best efforts to finalize each section of the Seller Disclosure Schedule referred to this Section 2.1 (collectively, the “Assets Lists”) at least three (3) but not more than five (5) Business Days prior to the Closing; provided that nothing in this updating process shall relieve Seller of its obligations to comply with the covenants set forth in Section 7.1.

Section 2.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include, Purchaser shall not purchase, and Seller shall retain, all assets of Seller not included in the definition of the Purchased Assets, including the following assets (collectively, the “Excluded Assets”):

(a) Cash and Cash Equivalents;

(b) the accounts and notes receivable held by Seller listed on Schedule 2.2(b);

(c) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees;

(d) all Contracts (i) to which Seller is a party or by which Seller or any of its properties or assets may be bound that are not IP Licenses, Assumed Purchase Orders or Assigned Contracts or (ii) listed on Schedule 2.2(d) (collectively, the “Excluded Contracts”);

(e) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(f) all Employee Benefit Plans and assets attributable thereto;

(g) the rights which accrue or will accrue to Seller under this Agreement, the Ancillary Agreements and the transactions contemplated thereby;

(h) all insurance benefits to Seller, including rights and proceeds, arising prior to the Closing from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business and actions or omissions prior to the Closing, whether arising by way of counterclaim or otherwise;

(j) all interests in and to refunds of Taxes relating to Pre-Closing Tax Periods or the Excluded Assets;

(k) the assets, properties, and rights specifically set forth on Schedule 2.2(j) of the Seller Disclosure Schedule; and

(l) all assets used exclusively or primarily in Seller’s Other Businesses.

Section 2.3 Assumed Liabilities. At the Closing, Purchaser shall assume and agree to pay, perform and discharge when due all Liabilities arising out of or based upon Purchaser’s ownership and operation of the Business and the Purchased Assets from and after the Closing Date (the “Assumed Liabilities”), including, without limitation all accounts payable relating to the Purchased Assets and the Business existing at the Closing (other than as contemplated by Section 2.4(i) below) (the “Accounts Payable”); provided, however, that with respect to Liabilities arising out of or based upon the Assumed Purchase Orders or the Assigned Contracts, the Assumed Liabilities shall not include any Liabilities that arise after the Closing as a result of a breach of any applicable Assumed Purchase Order or Assigned Contract, as the case may be, by Seller prior to the Closing.

Section 2.4 Excluded Liabilities. At the Closing, Seller or its Affiliates shall retain (or, if necessary, expressly assume), and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any Liabilities not specifically included in the definition of “Assumed Liabilities” (collectively, the “Excluded Liabilities”), including the following Liabilities:

(a) all Liabilities of Seller or any of its Affiliates to the extent relating any employment arrangement entered into with any of its employees prior to Closing, whether the payment obligation thereunder occurs before or after Closing;

(b) all Liabilities of Seller or any of its Affiliates to the extent relating to any real property which Seller or one of its Affiliates owns or of which Seller or one of its Affiliates is the lessee or sublessee, including any associated Contracts;

(c) all Liabilities of Seller or any of its Affiliates to the extent relating to or arising out of Seller’s Other Businesses or the Excluded Assets;

(d) all Liabilities retained by Seller pursuant to Section 8.3 and Article 9;

(e) all indebtedness for borrowed money of Seller under any note, bond, credit agreement or similar instrument with any financial institution, officer, shareholder, Affiliate or otherwise to any other Person;

(f) all intercompany payables and loans between Seller and any of its Affiliates, or between any Affiliate of Seller and any other Affiliate of Seller;

(g) any Liabilities of Seller under this Agreement or the Ancillary Agreements;

(h) any Liabilities of Seller in respect of all Taxes (other than as set forth in Section 9.5);

(i) any Liabilities of Seller under any Excluded Contracts, including the associated accounts payable; and

(j) any Liabilities to the extent arising out of or based upon Seller’s ownership and operation of the Business and the Purchased Assets prior to the Closing Date, including, without limitation, (i) any Liabilities resulting from infringement, misappropriation or other violations arising out of or based upon Seller’s ownership and operation of the Business and the Purchased Assets prior to the Closing Date and (ii) those Liabilities under the Assumed Purchase Orders or the Assigned Contracts that arise as a result of a breach of any Assumed Purchase Order or Assigned Contract, as the case may be, by Seller prior to the Closing.

ARTICLE 3.

PURCHASE PRICE

Section 3.1 Purchase Price. Subject to Section 3.3 and Section 3.4, the aggregate purchase price for the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities shall be fifteen million dollars ($17,500,000) (the “Preliminary Purchase Price” and, as such may be adjusted pursuant to Section 3.3 or Section 3.4, the “Final Purchase Price”), payable in the manner set forth below.

Section 3.2 Consideration.

(a) As promptly as practicable, but in no event any later than ten (10) Business Days from the date hereof, Purchaser shall deposit the Escrow Amount into the Escrow Account to be held in escrow and released by the Escrow Agent pursuant to the terms of the Escrow Agreement and Section 3.6.

(b) At the Closing, Purchaser shall deliver to Seller the Promissory Note made by Purchaser in favor of Seller in the form attached hereto as Exhibit A, which Promissory Note shall, among other things, be (i) in the original principal amount equal to the sum of (1) $16,000,000 as it may be adjusted in accordance with Section 3.3 or Section 3.4 plus (2)(x) a rate of return of five percent (5%) per annum, payable semi-annually, from the Closing Date to, and including, the first anniversary of the Closing and (y) a rate of return of thirteen percent (13%) per annum, payable semi-annually, from the day following such first anniversary date to, and including, the Promissory Note Maturity Date and (ii) be secured by a Lien on collateral as set forth in Section 3.7.

Section 3.3 Working Capital Adjustment.

(a) Preparation of the Closing Statement.

(i) As soon as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Proposed Closing Statement”) setting forth Purchaser’s calculation of the Inventory Value and the Net Accounts Receivable, in each case as of immediately prior to the Closing (respectively, the “Closing Inventory Value” and the “Closing Net Accounts Receivable”). The Parties agree that the Closing Inventory Value and Closing Net Accounts Receivable shall be calculated in a manner consistent with the calculation methodology used by the Parties in establishing the Reference Inventory Value and the Reference Net Accounts Receivable Target.

(ii) If Seller disagrees with Purchaser’s calculation of the Closing Inventory Value and/or the Closing Net Accounts Receivable, Seller shall promptly, but in no event later than thirty (30) days after receiving the Proposed Closing Statement (the “Review Period”), deliver to Purchaser written notice describing in reasonable detail and with appropriate supporting documentation its calculation of the Inventory Value and/or the Net Accounts Receivable, as applicable, and its dispute by specifying those items or amounts as to which Seller disagrees, together with Seller’s determination of such disputed items and amounts (a “Dispute

Notice”); provided that Seller shall be deemed to have agreed with all items and amounts that are not disputed in the Dispute Notice. If Seller fails to deliver a Dispute Notice within the Review Period, Seller and Purchaser agree that the Proposed Closing Statement shall be deemed to set forth the Final Inventory Value and the Final Net Accounts Receivable. If Seller delivers a Dispute Notice to Purchaser within the Review Period, Purchaser and Seller will use reasonable good faith efforts to resolve the dispute during the 30-day period commencing on the date Seller delivers the Dispute Notice to Purchaser. If Seller and Purchaser are not able to resolve all disputed items within such 30-day period, then the items remaining in dispute shall be submitted immediately to an independent nationally recognized firm with no existing or former business relationship with any Party hereto mutually agreeable to Seller and Purchaser (the “Accounting Firm”). The Accounting Firm shall be given reasonable access to all relevant records of Purchaser and Seller to calculate the Closing Inventory Value and/or the Closing Net Accounts Receivable, as applicable. If any remaining issues in dispute are submitted to the Accounting Firm for resolution, each of Seller and Purchaser will be afforded an opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm. The Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of Seller, on the one hand, and Purchaser, on the other, and not by independent investigation, the Inventory Value and/or the Net Accounts Receivable, as applicable, and shall be instructed that its calculation (A) with respect to the Inventory Value, must be made in accordance with the Inventory Valuation Method, (B) with respect to the Net Accounts Receivable, in a manner consistent with the calculation methodology used by the Parties in establishing the Reference Net Accounts Receivable Target, and (C) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by Seller in the Dispute Notice and by Purchaser in the Proposed Closing Statement. The Accounting Firm shall submit such calculation to Purchaser and Seller as soon as practicable, but in any event within thirty (30) days after the remaining issues in dispute are submitted to the Accounting Firm. The determination by the Accounting Firm of the Closing Inventory, as set forth in a written notice delivered to Seller and Purchaser by the Accounting Firm in accordance with this Agreement absent manifest error will be binding and conclusive on Seller and Purchaser. Closing Inventory Value as finally determined in accordance with this Section 3.3(a)(ii) is referred to herein as the “Final Inventory Value.” Closing Net Accounts Receivable as finally determined in accordance with this Section 3.3(a)(ii) is referred to herein as the “Final Net Accounts Receivable.”

(iii) In the event Seller and Purchaser submit any unresolved objections to an Accounting Firm for resolution as provided in Section 3.3(a)(ii) above, the fees and expenses of such Accounting Firm will be shared equally between Seller and Purchaser.

(iv) Purchaser shall make its financial records available to Seller and its accountants and other Representatives, and Seller shall make its financial records available to Purchaser and its accountants and other Representatives, in each case, at reasonable times during the period beginning on the Closing Date and ending on the date of the final determination of the Final Inventory Value and the Final Net Accounts Receivable pursuant to Section 3.3(a)(ii) above, subject to customary indemnification and other agreements that may be requested by Representatives of the Parties.

(b) Purchase Price Adjustment.

(i) Inventory Adjustment. If the Final Inventory Value as determined pursuant to Section 3.3(a)(ii) above is greater than the Reference Inventory Value or less than the Reference Inventory Value, the Preliminary Purchase Price will be adjusted as follows (the “Inventory Value Adjustment”):

(A) If the Final Inventory Value exceeds the Reference Inventory Value, the Preliminary Purchase Price shall, automatically, without further action by the Parties, be increased by the amount by which the Final Inventory Value exceeds the Reference Inventory Value; and

(B) If the Reference Inventory Value exceeds the Final Inventory Value, the Preliminary Purchase Price shall, automatically, without any further action by the Parties, be decreased by the amount by which the Reference Inventory Value exceeds the Final Inventory Value.

(ii) Net Accounts Receivable Adjustment. If the Final Net Accounts Receivable as determined pursuant to Section 3.3(a)(ii) above is greater than the Net Accounts Receivable Target or less than the Net Accounts Receivable Target, the Preliminary Purchase Price will be adjusted as follows (the “Net Accounts Receivable Adjustment”):

(A) If the Final Net Accounts Receivable exceeds the Net Accounts Receivable Target, the Preliminary Purchase Price shall, automatically, without further action by the Parties, be increased by the amount by which the Final Net Accounts Receivable exceeds the Net Accounts Receivable Target; and

(B) If the Net Accounts Receivable Target exceeds the Final Net Accounts Receivable, the Preliminary Purchase Price shall, automatically, without any further action by the Parties, be decreased by the amount by which the Reference Inventory Value exceeds the Net Accounts Receivable Target exceeds the Final Net Accounts Receivable.

(c) Adjustment to Promissory Note. The principal amount of the Promissory Note shall, automatically without any further action by the Parties, be increased or decreased, as applicable, to reflect to the Inventory Value Adjustment and the Net Accounts Receivable Adjustment. The amount of any accrued interest on the Promissory Note shall be retroactively adjusted to the Closing Date to reflect any changes to the principal amount of the Promissory Note made pursuant to this Section 3.3(c).

Section 3.4 Revenue Purchase Price Adjustment. If, at Closing, Excess Revenues exist, as mutually agreed by the Parties in good faith, the Preliminary Purchase Price and the principal amount under the Promissory Note shall, automatically, without any further action by the Parties, be decreased by the amount of the Revenue Purchase Price Adjustment Amount as mutually determined by the Parties in good faith within five (5) Business Days of Closing.

Section 3.5 Purchase Price Allocation. Within ninety (90) Business Days after the determination of the Final Inventory Value and the Final Net Accounts Receivable in accordance with the provisions of Section 3.3(a), Purchaser shall provide to Seller an allocation of the Final Purchase Price among the Purchased Assets (the “Allocation”). The Allocation shall be prepared by Purchaser in accordance with Section 1060 of the Code. Seller shall be entitled to review and comment on such schedule for thirty (30) Business Days, and Purchaser shall consider such comments in good faith. Thereafter, Purchaser shall provide Seller with Purchaser’s final allocation schedule. Each of Seller and Purchaser shall (a) be bound by the Allocation for purposes of determining Taxes and (b) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation. Seller and Purchaser shall not take any position inconsistent with the Allocation in any Tax Return, in any refund claim, in any litigation, or otherwise unless required by a final determination by an applicable taxing authority.

Section 3.6 Escrow.

(a) As promptly as practicable, but in no event any later than ten (10) Business Days from the date hereof, the Parties shall negotiate in good faith and enter into the Escrow Agreement with the Escrow Agent. The Escrow Agreement shall be in form and substance reasonably satisfactory to Seller and Purchaser, and shall provide for the release of the Escrow Amount in accordance with Section 3.6(b).

(b) The Escrow Agreement shall provide that the Escrow Amount shall be released as follows, in each case without any action being required by Purchaser:

(i) to Seller at the Closing as part of the Preliminary Purchase Price;

(ii) if (1) Purchaser’s conditions to Closing set forth in Section 10.1 and Section 10.3 (other than those conditions that by their nature are to be satisfied at Closing) have been satisfied and Seller delivers to Purchaser the Seller’s Certificate to that effect, (2) the Closing Date has not been delayed by Purchaser in accordance with Section 4.1(b), (3) Purchaser’s conditions to Closing set forth in Section 10.1 and Section 10.3 that by their nature are to be satisfied at Closing have in fact been satisfied, (4) Closing does not occur on the Closing Date specified in Section 4.1(a) as a result of any failure of any of Seller’s conditions to Closing set forth in Section 10.2 to be satisfied at the Closing, and (5) as a result thereof, this Agreement shall be terminated in accordance Article 11 hereof, to Seller within one (1) Business Day of the date on which this Agreement shall be terminated;

(iii) if (1) Purchaser’s conditions to Closing set forth in Section 10.1 and Section 10.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied and Seller delivers to Purchaser the Seller’s Certificate to that effect, (2) the Closing Date has been delayed by Purchaser in accordance with Section 4.1(b), (3) Seller has satisfied the condition to Closing set forth in Section 10.3(a)(ii) as of the Delayed Closing Date, and (4) Purchaser’s conditions to Closing set forth in Section 10.1 and Section 10.3 that by their nature are to be satisfied at Closing have in fact been satisfied, (4) Closing does not occur on the Delayed Closing Date as a result of any failure of any of the Seller’s conditions to Closing set forth in Section 10.2 to be satisfied at the Closing, and (5) as a result thereof, this Agreement shall be terminated in accordance Article 11 hereof, to Seller within one (1) Business Day of the date on which this Agreement shall be terminated; and

(iv) if (1) Purchaser’s conditions to Closing set forth in Section 10.1 and Section 10.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied and Seller delivers to Purchaser the Seller’s Certificate to that effect, (2) the Closing Date has been delayed by Purchaser in accordance with Section 4.1(b), (3) Closing does not occur on the Delayed Closing Date as a result of the failure of (x) Purchaser’s condition to Closing set forth in Section 10.3(a)(ii) to be satisfied at the Delayed Closing Date or (y) Purchaser’s conditions to Closing set forth in Section 10.1 and Section 10.3 that by their nature are to be satisfied at Closing to in fact be satisfied, and (4) as a result thereof, this Agreement shall be terminated in accordance Article 11 hereof, to Purchaser within one (1) Business Day of the date on which this Agreement shall be terminated, unless, in each case, the Parties provide a joint instruction to the Escrow Agent not to release the Escrow Account.

(c) Purchaser and Seller shall require, and take all necessary action to cause, the Escrow Agent to hold and safeguard the Escrow Amount until its release, to treat such fund as a trust fund in accordance with the terms of the Escrow Agreement and without any right of set-off, and to hold and release the Escrow Amount only in accordance with the terms of the Escrow Agreement and Section 3.6(b).

Section 3.7 Security. As promptly as practicable after the date hereof, the Parties shall negotiate in good faith the Security Agreement, which shall (i) grant to the Seller, on the Closing Date, a valid and perfected first priority security interest in and lien on the Acquired Personal Property, the Purchased Business Intellectual Property and the Purchased Business Technology or such other collateral as may be reasonably satisfactory to Seller and Purchaser, and (ii) otherwise be on customary and commercially reasonable terms and conditions.

ARTICLE 4.

CLOSING

Section 4.1 Closing Date.

(a) On the terms and subject to the conditions of this Agreement, subject to Section 4.1(b), on the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, CA 90071, at 10:00 a.m. Los Angeles time, on the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other place, time or date as Seller and Purchaser may mutually agree in writing (the day on which the Closing takes place, the “Closing Date”). The Closing shall be deemed to be effective for all purposes at 12:01 a.m. Los Angeles time on the Closing Date.

(b) Notwithstanding the foregoing, upon satisfaction of each of the conditions set forth in Sections 10.1 and 10.3 (other than those conditions that by their nature are to be satisfied at the Closing) and delivery to Purchaser of a certificate to such effect duly executed by Seller (the “Seller’s Certificate”), Purchaser may elect in its sole discretion to delay the Closing Date until January 2, 2015 (such date, the “Delayed Closing Date”) subject to satisfaction by Purchaser of each of the following terms and conditions: (1) Purchaser shall notify Seller in writing of its desire to delay the Closing Date no later than two (2) Business Days’ following receipt of the Seller’s Certificate and (2) Purchaser shall waive all of Purchaser’s conditions to Closing set forth in Sections 10.1 and 10.3 (other than the conditions set forth in Section 10.3(a)(ii) and other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) on the Delayed Closing Date. In the event the Closing Date is delayed pursuant to this Section 4.1(b), the Closing Date shall be deemed to be the date the Seller’s Certificate is delivered to Purchaser for all purposes under Article 5 and Article 12. The date on which Purchaser shall deliver to Seller the notice contemplated clause (1) above and waive the conditions to Closing pursuant to clause (2) above is referred to herein as the “Waiver Date.”

Section 4.2 Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

(a) a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement;

(b) a duly executed counterpart of the Intellectual Property Assignment Agreement;

(c) a duly executed counterpart of the Intellectual Property License Agreement;

(d) a duly executed counterpart of the Supply Agreements;

(e) a duly executed counterpart of the Transition Services Agreement;

(f) the certificate required by Section 10.3(d) and a certificate of the secretary or assistant secretary of Seller attaching and certifying (i) the certificate of incorporation and bylaws of Seller as then in effect and (ii) the resolutions of the board of directors of Seller approving the transactions contemplated hereby;

(g) a duly executed certification that Seller is not a foreign person within the meaning set forth in Treasury Regulation section 1.1445-2(b)(2);

(h) evidence that it has obtained the Consent of each Person or Governmental Entity whose Consent shall be required in connection with the transactions contemplated hereby; and

(i) evidence that it has obtained the release of any and all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets.

Section 4.3 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

(a) the duly executed Promissory Note;

(b) a duly executed counterpart of the Security Agreement;

(c) duly executed counterparts of the Subordination Agreement executed by each of Purchaser and Comerica Bank (and/or such other relevant lenders, if any);

(d) a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement;

(e) a duly executed counterpart of the Intellectual Property Assignment Agreement;

(f) a duly executed counterpart of the Intellectual Property License Agreement;

(g) a duly executed counterpart of the Supply Agreements;

(h) a duly executed counterpart of the Transition Services Agreement; and

(i) the certificate required by Section 10.2(c) and a certificate of the secretary or assistant secretary of Purchaser attaching and certifying (i) the certificate of incorporation and bylaws of Purchaser as then in effect and (ii) the resolutions of the board of directors of Purchaser approving the transactions contemplated hereby.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Schedule to which the relevance of such item is reasonably apparent), Seller hereby represents and warrants to Purchaser as follows:

Section 5.1 Organization, Authority and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Jersey and has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business as it is now being conducted and is duly qualified to conduct business in each jurisdiction in which the Business is conducted (where such qualification is necessary). Seller has all necessary corporate power and authority to enter into, execute and deliver this Agreement and each other agreement, instrument or document to be executed and delivered by Seller pursuant hereto (collectively, the “Seller Related Agreements”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Seller Related

Agreements and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers, have been duly authorized by all necessary corporate action on the part of Seller and no other proceeding on the part of Seller is necessary to authorize this Agreement or the Seller Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and, assuming due authorization, execution and delivery by Purchaser, constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) (collectively, the “Bankruptcy and Equity Principles”). Upon its execution and delivery by Seller, each Seller Related Agreement will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by Bankruptcy and Equity Principles.

Section 5.2 No Conflict. Assuming that all Consents and other actions described in Section 5.3 have been obtained and except as set forth on Schedule 5.2 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the Seller Related Agreements by Seller does not, and the consummation of the transactions contemplated hereby and thereby shall not, (a) violate, conflict with or result in the breach of the articles of incorporation or bylaws, in each case as amended or restated, of Seller, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of, require payment under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets pursuant to any Contract to which Seller is a party or pursuant to which its property or assets are bound, or (c) conflict with or violate any Law or Governmental Order applicable to Seller or its assets, properties or businesses, except, in the case of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the negotiation nor the execution of this Agreement by Seller violates, conflicts with or results in the breach of any exclusive dealing or similar arrangement in any agreement.

Section 5.3 Governmental Consents and Approvals. Except as set forth on Schedule 5.3 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the Seller Related Agreements by Seller does not, and the consummation of the transactions contemplated hereby and thereby shall not, require any Consent of, action by, filing with or notification to any Governmental Authority, except (a) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates or (b) to the extent that the failure to obtain any such Consent or to take such action, make such filing or make such notification individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 5.4 Financial Statements.

(a) Seller has delivered to Purchaser unaudited balance sheets, income statements and cash flow statements of the Business as of and for the fiscal year ended

September 30, 2013 and as of and for the nine (9) months ended June 30, 2014 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and derived from the Books, Records and Files and fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates of and for the periods referred to herein, other than normal year-end audit adjustments (which will not be material to the Business) and the absence of footnotes.

(b) The Books, Records and Files are true, correct and complete in all material respects.

(c) Seller has no Liabilities pertaining to the Business required to be reflected or reserved against on a balance sheet of Seller prepared in accordance with GAAP, except Liabilities pertaining to the Business (i) reflected or reserved against on the balance sheet of the Business as of the nine (9) months ended June 30, 2014 included in the Financial Statements; (ii) expressly contemplated by this Agreement or otherwise incurred in accordance herewith; or (iii) incurred after June 30, 2014 in the ordinary course of business that do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(d) Since June 30, 2014, (i) no Material Adverse Effect has occurred, and no event, occurrence or circumstance has arisen that would be reasonably expected to have a Material Adverse Effect, (ii) Seller has conducted the Business in the ordinary course of business, and (iii) Seller has not taken any action exclusively or primarily related to the Business that if taken after the date of this Agreement, would require Purchaser’s consent under Section 7.1.

(e) All of the Accounts Receivable, whether billed or unbilled, of Seller as of the date hereof arose in the ordinary course of business, and are carried at values determined in accordance with GAAP.

Section 5.5 Litigation. No material Action by or against Seller that relates to the Business or the Purchased Assets, or that challenges or may have the effect of making illegal, or otherwise interfering with, the transactions contemplated by this Agreement, is pending or, to the Knowledge of Seller, threatened, by or before any Governmental Authority or by any third party. Seller is not party to or in default under any Governmental Order that relates to the Business or any of the Purchased Assets that would, individually or in the aggregate, have a Material Adverse Effect.

Section 5.6 Sufficiency of the Purchased Assets; Inventory.

(a) Assuming all required Consents of third Persons (including as contemplated by Section 7.7) are obtained and alternative arrangements contemplated by Section 7.7(b) are performed, except for such Contracts and assets utilized by Seller for the ordinary course provision of goods and services on an enterprise-wide or similar basis and included as an Excluded Asset, the Purchased Assets, including the Purchased Business Intellectual Property, taken together with the services and assets to be provided under the Ancillary Agreements and any assets described in Schedule 5.6 of the Seller Disclosure Schedule, constitute substantially all of the assets necessary to operate the Business in all material respects in the manner immediately after the Closing as it is conducted by Seller and its Affiliates immediately prior to the Closing (it being understood and agreed that nothing set forth in this Section 5.6 constitutes a representation or warranty that the Purchased Assets can or will be operated at the existing performance levels following the Closing Date).

(b) Schedule 2.1(a) of the Seller Disclosure Schedule contains a true, accurate and complete list of all Inventory in existence as of the date hereof. Except as disclosed on Schedule 5.6(b) of the Seller Disclosure Schedule, all ITLA/micro-ITLA Inventory included on Schedule 2.1(a) of the Seller Disclosure Schedule is usable and in saleable condition in the ordinary course of business, and such Inventory has been manufactured in all material respects in accordance with the Seller’s standard manufacturing procedures and is free from material defects in construction and design. Except as disclosed on Schedule 5.6(b) of the Seller Disclosure Schedule, at the time of Closing, such Inventory will have been manufactured in all material respects in accordance with Seller’s standard manufacturing procedures and will be free from material defects in construction and design.

Section 5.7 Title. Seller is the true and lawful owner of, and owns all right, title and interest to all of the tangible Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Upon the sale of the tangible Purchased Assets to Purchaser pursuant to this Agreement, all right, title and interest in and to all tangible Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), will pass to Purchaser on the Closing Date.

Section 5.8 Compliance with Laws; Permits.

(a) Seller is and has been since January 1, 2013 in compliance with all Laws applicable to Seller with respect to the Business or the Purchased Assets, except as would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Seller has performed all activities of or related to the Business or the Purchased Assets, directly or indirectly, by through or on behalf of Seller, in form and substance in accordance with the applicable Laws of the jurisdiction where the activities were to be performed, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”), irrespective of whether the FCPA applies by force of law in the jurisdiction in question. Neither Seller nor, to the Knowledge of Seller, any director, officer, agent or employee of Seller has, for or on behalf of Seller with respect to the Business or the Purchased Assets, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) made any other payment in violation of applicable Law.

(c) Seller does not sell or solicit any products to any entity or enterprise located in those countries that are identified in Part 746 (Embargoes and Other Special Controls) of the U.S. Export Administration Regulations, in the Sanctions Program of the U.S. Department of Commerce, by the U.S. Foreign Assets Control Regulations, or on the U.S. Department of State Defense Trade Controls Embargo Reference Chart. None of the Products are controlled under or subject to the International Traffic in Arms Regulations. Schedule 5.8(c) of the Seller Disclosure Schedule includes a true, correct and complete list of all ECCNs, and any export licenses or CCATs (as applicable) for all Products currently sold by, and all technologies of, the

Business. Seller is and has at all times been since September 1, 2009, and is currently, in material compliance with all U.S. and foreign customs and import Laws, has paid all fees, duties, levies and other amounts required to be paid pursuant thereto and has used reasonable care when importing goods into each jurisdiction.

(d) Seller possesses all material Permits required by applicable provisions of Laws necessary for the operation of the Business as currently conducted, all of which are listed on Schedule 5.8(d) of the Seller Disclosure Schedule. All of such material Permits are in full force and effect.

(e) Notwithstanding the foregoing, this Section 5.8 shall not apply to (i) Environmental Laws and any permits required thereunder, which are exclusively the subject of the representations and warranties contained in Section 5.10, (ii) employee benefits, which are exclusively the subject of the representations and warranties contained in Section 5.11 or (iii) Tax matters, which are exclusively the subject of the representations and warranties contained in Section 5.12.

Section 5.9 Material Contracts.

(a) Except for those agreements set forth on Schedule 5.9(a) of the Seller Disclosure Schedule (collectively, the “Material Contracts”), as of the date hereof, none of the Contracts exclusively or primarily relating to the Business constitute:

(i) Contracts for the employment of any officer, employee or other person on a full-time, part-time, consulting or other basis (excluding, for the avoidance of doubt, customary at-will employment arrangements) or any other agreement providing for deferred compensation, severance or similar benefits to any person, including upon a change of control of Seller or any of its Affiliates;

(ii) Contracts entered into in the ordinary course of business involving aggregate committed payments to or from Seller in excess of $75,000 per year;

(iii) Contracts between Seller or any of its subsidiaries, on the one hand, and any Affiliate of Seller or any of its subsidiaries, on the other;

(iv) Contracts for the disposition of any assets of Seller or any of its subsidiaries or any agreement for the acquisition of any assets or business of any other entity, in each case, involving consideration in excess of $75,000;

(v) Contracts limiting the ability of Seller or any of its Affiliates to engage in any line of business or to compete with any Person;

(vi) collective bargaining agreements, labor contracts or other written agreements, or arrangements with any labor union or any employee organization;

(vii) IP Licenses, other than licenses pertaining to “off the shelf” or commercially available software used pursuant to shrink wrap or click-through license agreements on non-negotiated terms for an annual license fee of no more than $20,000; and

(viii) other Contracts entered into outside the ordinary course of business involving more than $75,000 per year or $150,000 over the life of such contract.

(b) Except as set forth on Schedule 5.9, true, correct and complete copies of each of the Material Contracts and Assumed Purchase Orders have been delivered to Purchaser. Schedule 5.9 of the Seller Disclosure Schedule contains a complete and accurate description of any oral Material Contract or Assumed Purchase Order. Each Material Contract and each Assumed Purchase Order is a valid, binding and legally enforceable obligation of Seller and, to the Knowledge of Seller, of the other parties thereto, except, in each case, as enforcement may be limited by Bankruptcy and Equity Principles, and is in full force and effect. Seller is not (with or without notice or lapse of time, or both) in breach or default under any material provision of any Material Contract or any Assumed Purchase Order and, to Seller’s Knowledge, no other party to any such Material Contract or Assumed Purchase Order is as of the date hereof (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 5.10 Environmental Matters. With respect to the Purchased Assets and the ownership or operation thereof:

(a) To the Knowledge of Seller, Seller is in compliance with all applicable Environmental Laws with respect to the operation by Seller of the Business and the ownership and operation of the Purchased Assets in furtherance thereof, except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect; and

(b) Seller has not received written notice of and, to the Knowledge of Seller, is not the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law that would, individually or in the aggregate, have a Material Adverse Effect;

The representations and warranties made by Seller in this Section 5.10 are the exclusive representations and warranties made to Purchaser relating to environmental matters.

Section 5.11 Employee Benefits.

(a) Schedule 5.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each material Compensation and Benefit Plan currently maintained, sponsored or contributed to, or required to be contributed to, by Seller or any Seller ERISA Affiliate for the benefit of any Business Employee or any former employee employed by Seller or one of its Affiliates who primarily performed his or her services for, or with respect to, the Business (collectively, the “Employee Benefit Plans”).

(b) With respect to each of the Employee Benefit Plans, Seller has made available to Purchaser copies of each of the following documents: (i) each Employee Benefit Plan (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code, with respect to each such Employee Benefit Plan for the last plan year ending prior to the date hereof; (iii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Benefit Plan; and (iv) the most recent determination, opinion or advisory letter received from the IRS with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Each of the Employee Benefit Plans has been operated and administered in substantial compliance with their terms and with all applicable Laws, including ERISA and the Code, except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any of the Employee Benefit Plans, by any Business Employee or beneficiary thereof covered under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits), except as would not, individually or in the aggregate, have a Material Adverse Effect. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to its qualified status under the Code, or may rely on the opinion or advisory letter received by the preapproved plan sponsor.

(d) No Employee Benefit Plan is a pension plan subject to Title IV of ERISA, a “multiemployer plan” as defined in Section 3(37) of ERISA, a plan described in Section 413 of the Code, or a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

(e) No Employee Benefit Plan provides benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any Business Employee (or former employee whose employment with Seller or any of its Affiliates primarily related to the Business), or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with Seller and its Affiliates (other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code).

(f) The representations and warranties made by Seller in this Section 5.11 are the exclusive representations and warranties made to Purchaser relating to employee benefits matters.

Section 5.12 Tax Matters. All material Tax Returns that were required to have been filed by Seller in respect of or in relation to the Business or the Purchased Assets have been filed (taking into account any extensions of time in which to file). Seller has paid or withheld and remitted all material Taxes due with respect to the Business or the Purchased Assets whether or not shown as due on any Tax Return or has established (or has had established on its behalf and for its sole benefit and recourse) an adequate accrual for all material Taxes through the end of the last period for which Seller ordinarily records items on its books. There are no material Encumbrances for Taxes upon any of the Purchased Assets (other than Permitted Encumbrances). To the Knowledge of Seller, no Governmental Authority has claimed that the Purchased Assets or the Business are subject to a Tax in a jurisdiction in which the required Tax Returns have not been filed by Seller. The representations and warranties set forth in this Section 5.12 and Section 5.11 constitute Seller’s sole representations and warranties with respect to Taxes.

Section 5.13 Intellectual Property.

(a) Registered IP. Schedule 5.13(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Registered IP. Each item of Registered IP has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign and, to the Knowledge of Seller, each such issued item of Registered IP is valid, enforceable and remains in full force and effect. There is no pending, or to the Knowledge of Seller, threatened opposition, interference or cancellation proceeding before any court or registration authority against any of the Registered IP. Except as set forth in Schedule 5.13(a) of the Seller Disclosure Schedule, there are no actions that must be taken within sixty (60) days after the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, for the purposes of maintaining, perfecting or preserving or renewing any Registered IP.

(b) Ownership. (i) Seller owns all right, title and interest in and to the Purchased Business Intellectual Property and the Purchased Business Technology free from Encumbrances (other than Permitted Encumbrances or outbound license agreements entered into in the ordinary course of business), (ii) Seller has good and valid title to, or has the right to use and otherwise exploit, all other material items of Purchased Business Intellectual Property and Purchased Business Technology as the same is used and otherwise exploited by Seller in the Business as presently conducted, and (iii) Seller has not received any written or, to the Knowledge of Seller, oral notice or claim challenging Seller’s ownership of any Purchased Business Intellectual Property or Purchased Business Technology. No Purchased Business Intellectual Property or Purchased Business Technology is subject to any outstanding Governmental Order against Seller restricting the use, sale or exploitation thereof by Seller.

(c) Non-Infringement. As of the date hereof, (i) Seller has not, in its conduct of the Business since January 1, 2012, infringed, misappropriated or otherwise violated any Intellectual Property of any Person, (ii) there is no such claim pending or, to the Knowledge of Seller, threatened against Seller in writing, and (iii) to the Knowledge of Seller as of the date hereof, no Person is infringing, misappropriating or otherwise violating any Purchased Business Intellectual Property, and no such claims are pending or threatened against any Person by Seller. Notwithstanding any other provision of this Agreement, this Section 5.13(c) constitutes the only representation and warranty of Seller with respect to any actual or alleged infringement or other violation of any Intellectual Property or Technology of any Person.

(d) Source Code; Open Source. Seller (i) is not subject to any Contract with any Person pursuant to which Seller has deposited, or would be required to deposit, into escrow the source code of any software that is material to the Business and (ii) has not disclosed or delivered the source code for any software that is material to the Business to any Person who is not an independent contractor (subject to confidentiality obligations) or an employee of Seller. No material Purchased Business Intellectual Property or Purchased Business Technology that is comprised of software is subject to the terms of any “open source” license that requires, or would reasonably be expected to require, the disclosure, delivery, license or distribution of the source code of any such software of Seller to any Person.

(e) Security. Seller takes commercially reasonable precautions to protect the confidentiality, integrity, operation and security of its software and IT Systems against any unauthorized use, access, interruption, modification or corruption. To the Knowledge of Seller as of the date hereof, there have been no material security breaches or distributions, viruses, malware, disruptions or similar events suffered by the software or IT Systems.

(f) Standards Organizations. Schedule 5.13(f) of the Seller Disclosure Schedule identifies and describes each instance in which Seller has participated in any standards-setting process or has made or undertaken any commitment or obligation to license, or offer to license, any Intellectual Property as a result of or in connection with its participation in any standards-setting or other industry organization. Seller is in compliance with, and Seller has never been in breach or violation of, its material duties and obligations arising from its participation in standards-setting processes or activities and the Intellectual Property policies and rules of the standards-setting or industry organization in question.

(g) Confidentiality. Seller has taken commercially reasonable steps to protect the rights in Seller’s confidential information and trade secrets, and, without limiting the foregoing, Seller has required each employee and contractor to execute a proprietary information/confidentiality agreement in the form set forth in Schedule 5.13(g) of the Seller Disclosure Schedule and all current and former employees and contractors of the Company and any of its subsidiaries have executed such an agreement.

(h) Effect of Transaction. Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any software source code or other technology, (ii) Purchaser granting to any third party any right in any Intellectual Property rights, (iii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) Purchaser being obligated to pay any Intellectual Property royalties or other amounts to any third party in excess of those payable by Seller prior to the Closing.

Section 5.14 Customers and Suppliers

(a) Schedule 5.14(a) sets forth a true, correct and complete list of the top five (5) customers of Seller for the Business (by sales revenue) to which Seller made sales during the twelve (12) month period ended July 31, 2014 (collectively, “Major Customers”). Except as set forth in Schedule 5.14(a) of the Seller Disclosure Schedule, since July 31, 2013, Seller has not received any written or, to the Knowledge of Seller, oral notice from a Major Customer that such Major Customer will (or has threatened to) cancel, terminate, materially limit or materially and adversely modify its current (or currently proposed) business relationship with Seller other than with respect to requests by Major Customers to delay shipment of products of Seller in the ordinary course of business.

(b) Schedule 5.14(b) sets forth a true, correct and complete list of the top ten vendors of Seller for the Business (by sales revenue) from which Seller purchased products or services during twelve (12) month period ending July 31, 2014 (collectively, “Major Vendors”). Except as set forth in Schedule 5.14(b) of the Seller Disclosure Schedule, since July 31, 2013, Seller has not received any written or, to the Knowledge of Seller, oral notice indicating that such Major Vendor has ceased, or will (or has threatened to) cancel, terminate, materially limit or materially and adversely modify its current (or currently proposed) business relationship with Seller.

(c) Schedule 5.14(c) sets forth Seller’s standard warranty policy as of the date hereof. Products manufactured, designed, licensed, leased or sold by Seller (A) were free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects. No assertion of material product liability is pending or, to the Knowledge of the Seller, threatened in writing by any Person, against Seller relating to any Product. There has not been, nor is there under consideration by Seller, any Product recall or post-sale warning conducted by or on behalf of Seller concerning any Product.

Section 5.15 Labor and Employment Matters.

(a) No Business Employee is covered by any collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union, and no collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union is being negotiated by Seller or any of its Affiliates relating to any Business Employee.

(b) To the Knowledge of Seller, no union organizing campaign or activity is in progress or anticipated with respect to any Business Employee.

(c) As of the date hereof, there are no pending or, to the Knowledge of Seller, threatened strikes, lockouts, work stoppages or slowdowns involving the Business Employees, except for any such strikes, lockouts, work stoppages or slowdowns that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) As of the date hereof, there is no unfair labor practice proceeding involving the Business Employees before the National Labor Relations Board pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates, except for any such proceedings that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) As of the date hereof, there are no pending or, to the Knowledge of Seller, threatened lawsuits, administrative charges, government investigations or other proceedings against Seller involving the Business Employees, except for any such lawsuits, administrative charges, government investigations or other proceedings that would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Each Business Employee has completed and Seller has retained an Immigration and Naturalization Service Form I-9 in accordance with applicable Law with respect to each Business Employee for whom a Form I-9 is required under applicable Law. During the last five years, for each Business Employee from whom Seller has received written notification from a Governmental Authority identifying an issue, potential issue, or discrepancy with regard to the Business Employee’s social security number (or purported social security number) or authorization to work, such Business Employee or Seller has resolved in accordance with applicable Law each discrepancy or non-compliance with applicable Law with respect to such social security number (or, if applicable, such purported social security number) or other discrepancy regarding work authorization, except where the failure to do so, either individually or in the aggregate, would not be material.

(g) Seller has taken reasonable steps to ensure that all persons performing services to Seller or any of its Affiliates who are classified and treated as independent contractors, contractors or in a similar capacity qualify as independent contractors and not as employees under applicable Law, and to the Knowledge of Seller all such persons qualify as independent contractors and not as employees under applicable Law.

(h) Seller or its Affiliates have paid in full to all Business Employees all wages, salaries, bonuses, vacation and other paid time off, and commissions due and payable to such Business Employees and has fully reserved in its books of account all amounts for wages, salaries, accrued vacation and other paid time off, bonuses (estimated and prorated for the fiscal year to date), and commissions due but not yet payable to such Business Employees, except where the amount not so paid or reserved would not be material.

(i) Seller has previously made available to Purchaser a schedule setting forth each Business Employee’s: (i) name, (ii) date of hire (and date of seniority, if different), (iii) principal place of employment, (iv) classification as exempt or non-exempt, (v) status as full-time, part-time or on-leave as of the Closing Date, (vi) rate of base compensation as of the Closing Date, and (vii) target bonus or incentive compensation for Seller’s current fiscal year.

Section 5.16 Brokers. Seller shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 5.17 Disclaimer. Except as set forth in this Article 5, none of Seller, its Affiliates or any of their respective officers, directors, employees, agents, advisors or other representatives make, or have made, any other representation or warranty, express or implied, at law or in equity, in respect of Seller, its Affiliates, the Business or the Purchased Assets. Any such other representation or warranty is hereby disclaimed.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedule (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of the Purchaser Disclosure Schedule to which the relevance of such item is reasonably apparent), Purchaser hereby represents and warrants to Seller as follows:

Section 6.1 Organization and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, the Promissory Note and each other agreement, instrument or document to be executed and delivered by Purchaser pursuant hereto (collectively, the “Purchaser Related Agreements”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including repayment in full of the Promissory Note in accordance with its terms. The execution, delivery and performance by Purchaser of this Agreement, the Promissory Note and the Purchaser Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby, including repayment in full of the Promissory Note in accordance with its terms, have been duly authorized by all requisite corporate or similar action on the part of Purchaser and no other proceeding on the part of Purchaser is necessary to authorize this Agreement, the Promissory Note or the Purchaser Related Agreements or to consummate the transactions contemplated hereby and thereby, including repayment in full of the Promissory Note in accordance with its terms. This Agreement has been duly executed and delivered by Purchaser, and constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by Bankruptcy and Equity Principles. Upon its execution and delivery by Purchaser, the Promissory Note will constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Upon its execution and delivery by Purchaser, each Purchaser Related Agreement will constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by Bankruptcy and Equity Principles.

Section 6.2 No Conflict. Assuming that all Consents and other actions described in Section 6.3 have been obtained, the execution, delivery and performance by Purchaser of this Agreement, the Promissory Note and the Purchaser Related Agreements do not and shall not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents), in each case as amended or restated, of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser, its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or pursuant to which its property or assets are bound, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, the Promissory Note or the Purchaser Related Agreements.

Section 6.3 Governmental Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement, the Promissory Note and the Purchaser Related Agreements do not, and the performance by Purchaser of this Agreement, the Promissory Note (including its repayment in full in accordance with its terms) and the Purchaser Related Agreements shall not, require any Consent of, action by, filing with, or notification to any Governmental Authority, except where failure to obtain such Consent or to take such action, make such filing or make such notification, would not prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement or the Promissory Note.

Section 6.4 Litigation. No Action by or against Purchaser is pending or, to the Knowledge of Purchaser, threatened, challenging the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.5 Compliance with Laws. To the Knowledge of Purchaser, Purchaser is not in violation of any Law applicable to Purchaser, except for violations that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Promissory Note and consummate the transactions contemplated hereby or thereby, including the repayment in full of the Promissory Note in accordance with their respective terms.

Section 6.6 Sufficiency of Funds. Purchaser has, and will have as of the Promissory Note Maturity Date, sufficient cash in immediately available funds to repay the Promissory Note in full in accordance with their respective terms and pay all costs, fees and expenses to be paid by Purchaser that are necessary to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

Section 6.7 Solvency. Each of Purchaser and its subsidiaries is, and will be immediately after the Closing and as of the Promissory Note Maturity Date will be, Solvent. As used herein, the term “Solvent” means, with respect to an entity, on a particular date, that on such date (a) the fair market value of the assets of such entity is greater than the total amount of liabilities (including contingent liabilities) of such entity, (b) the present fair salable value of the assets of the entity is greater than the amount that will be required to pay the probable liabilities of such entity on its debt as they become absolute and mature, (c) the entity is able to realize upon its assets and pay its debts and other liabilities (including contingent obligations) as they mature, and (d) the entity does not have unreasonably small capital. None of Purchaser nor any of its subsidiaries has taken any action nor have any steps been taken by any third-party or legal, legislative or administrative proceedings been started or threatened to (i) wind up, dissolve, make dormant, or eliminate the Company or any of its subsidiaries or (ii) to withdraw, revoke or cancel any material approvals to conduct the business of Purchaser or any of its subsidiaries.

Section 6.8 No Bankruptcy Proceedings. No action or steps have been taken and no legal, legislative or administrative proceedings have been started or threatened, to place Purchaser, any of its subsidiaries or any of their respective Affiliates into bankruptcy, liquidation, receivership or subject any of Purchaser, its subsidiaries or their respective Affiliates to any similar proceeding.

Section 6.9 Brokers. Purchaser shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 6.10 Financial Statements. Purchaser has delivered to Seller (i) audited consolidated balance sheets, income statements and cash flow statements of the Business as of and for the fiscal year ended December 31, 2013, including the schedules and notes thereto and external auditors’ report thereon, and (ii) unaudited consolidated balance sheets, income statements and cash flow statements as of and for the six (6) months ended June 30, 2014

(collectively, the “Purchaser Financial Statements”). The Purchaser Financial Statements have been prepared in accordance with GAAP and derived from the books, records and files of Purchaser and fairly present in all material respects the financial condition and results of operations of Purchaser as of the respective dates of and for the periods referred to herein (other than, with respect to the unaudited Purchaser Financial Statements, normal year-end audit adjustments (which will not be material to Purchaser) and the absence of footnotes.

Section 6.11 Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the Business and the Purchased Assets and acknowledges that Purchaser has been provided access to the Business and the Purchased Assets for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis, and Purchaser acknowledges that, except for the representations and warranties of Seller expressly set forth in Article 5, neither Seller nor any of its directors, officers, employees, agents or advisors or any other Person makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its directors, officers, employees, agents or advisors. Without limiting the generality of the foregoing, neither Seller nor any of its directors, officers, employees, agents or advisors or any other Person has made a representation or warranty to Purchaser with respect to any material, documents or information relating to the Purchased Assets made available to Purchaser or its directors, officers, employees, agents or advisors in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article 5.

ARTICLE 7.

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1 Conduct of the Business. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 11.1), except as expressly required by applicable Law, as set forth on Schedule 7.1 of the Seller Disclosure Schedule, as contemplated by or required to implement this Agreement or any Ancillary Agreement, or as otherwise waived or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall:

(a) operate and carry on the Business in the ordinary course of business consistent with past practice;

(b) use commercially reasonable efforts to preserve intact the goodwill of the Business and the relationships of Seller with its customers, vendors, suppliers, Business Employees and others having business relations with the Business;

(c) continue to maintain the Books, Records and Files of Seller and its Affiliates exclusively or primarily related to the Business on a basis consistent with past practice; and

(d) continue to make all necessary and material filings and payments with Governmental Authorities in connection with the Business (including all Registered IP) in a timely manner, and use commercially reasonable efforts to maintain in effect all material Permits required for the ongoing operation of the Business as presently conducted;

(e) perform all of Seller’s material obligations under the Assigned Contracts in accordance with the terms thereof;

(f) refrain from making, changing or revoking any Tax election; refrain from adopting or changing any accounting method with respect to Taxes; refrain from filing any amended Tax Return; refrain from entering into any closing agreement, settling or compromising any Tax claim or assessment; and refrain from consenting to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case to the extent taking such action would adversely affect the Purchased Assets or the Business in a Post-Closing Tax Period;

(g) pay and discharge all material Liabilities related to the Purchased Assets as they become due and payable in the ordinary course of business, subject to the Seller’s ability to pursue in good faith any bona fide disputes;

(h) not sell, lease, license, transfer, abandon, pledge, encumber (other than Permitted Encumbrances), fail to maintain or otherwise dispose of any Purchased Assets, other than the sale of Inventory and other dispositions of assets in the ordinary course of business consistent with past practice;

(i) not (i) exclusively license, assign or transfer any Purchased Business Intellectual Property or any Purchased Business Technology to any Person (including any current or former employee or consultant of Seller or any contractor or commercial partner of Seller); and (ii) dispose of, abandon, or permit to lapse any rights in or to any Purchased Business Intellectual Property or any Purchased Business Technology;

(j) not grant any allowances or discounts on Products outside the ordinary course of business or sell Inventory in excess of consumption consistent with past practices in the ordinary course of business;

(k) not manufacture, or enter into any purchase commitments to purchase, Inventory in amounts outside the ordinary course of business;

(l) use commercially reasonable efforts not fail to keep current and in full force and effect or renew any of the material Permits related to the Business;

(m) not amend, modify, cancel or terminate any Assigned Contract (other than terminations or expirations at the end of the stated term after the date hereof);

(n) not waive, release, assign or modify any material benefit or claim under any Assigned Contract;

(o) not grant any Business Employee any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into any new employment, deferred compensation or similar agreement with any such employee (except for any retention bonus plan which may be mutually agreed between Seller and Purchaser), or terminate the employment of any such employee without cause, except in the ordinary course of business consistent with past practice;

(p) comply in all material respects with all Laws applicable to the Business and, promptly following receipt thereof, give to the Purchaser copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Laws; and

(q) not take any material actions that could reasonably be expected to delay the Closing;

provided, however, except as expressly provided in this Section 7.1, nothing in this Section 7.1 shall prohibit Seller or its Affiliates from conducting their businesses, including the Business, in their reasonable discretion provided it shall comply with the terms of the Agreement, including this Section 7.1. Nothing contained herein shall give Purchaser, directly or indirectly, the right to control or direct the operations of Seller prior to Closing.

Section 7.2 Access to Information; Other Operational Covenants; Confidentiality.

(a) From the date hereof until the Closing, upon reasonable notice, Seller shall: (i) afford Purchaser and its authorized Representatives reasonable access to the properties and Books, Records and Files of the Business, (ii) afford Purchaser and its authorized Representatives reasonable access to Seller’s officers and the Business Employees, including to interview such Business Employees, and (iii) furnish to the officers, directors, employees, and authorized Representatives of Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof), including Seller’s compliance with the covenants contemplated by this Agreement, as Purchaser may from time to time reasonably request; provided, however, that any such access, interviews or furnishing of information shall be scheduled and coordinated through Mark Weinswig at Seller and shall be conducted at Purchaser’s expense, during normal business hours, under the reasonable supervision of Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Business or any of Seller’s Other Businesses. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would be reasonably likely to (x) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (y) jeopardize any attorney-client or other legal privilege or (z) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, and in no event shall Seller or any of its respective Affiliates be required to provide access to or copies of any income Tax Returns of Seller or any such Affiliate. Purchaser acknowledges and agrees that any Evaluation Material (as defined in the Confidentiality Agreement) provided to Purchaser pursuant to this Section 7.2 or otherwise by or on behalf of Seller shall be subject to the terms and conditions of the Confidentiality Agreement.

(b) Seller acknowledges and understands that Purchaser will be required to provide pro forma and historical audited financial statements for the Business as part of its periodic public reporting obligations in the period following Closing. Seller agrees to reasonably cooperate with Purchaser (at no incremental cost to Purchaser other than as set forth in this Section 7.2(b)) in the preparation of such financial statements set forth on Schedule 7.2(b) in accordance with the timeframes set forth therein. In connection with such cooperation, Seller agrees to direct its independent accountants to perform such procedures and audit such financial statements as may be reasonably requested by Purchaser. In such event Purchaser shall be responsible for and directly pay the incremental fees and expenses charged or incurred by such independent accountants in connection with such work, including any pre-payments which may be required by such independent accountants, in each case promptly as may be required by such independent accountants. None of Seller or any Seller Indemnified Party or any of their respective Representatives shall have, and Purchaser agrees that none of such Persons shall have, any liability to Purchaser or any Purchaser Indemnified Party or any other Person (including any Person asserting claims on behalf of or in right of Purchaser) in connection with or as a result of any failure by Purchaser to meet its public reporting obligations. If Seller delivers to Purchaser all of the financial statements and other documents set forth on Schedule 7.2(b) on or prior to their respective due date as set forth on such Schedule, Purchaser shall pay to Seller by wire transfer in immediately available funds to a bank account designated by Seller in writing an amount in cash equal to the amounts set forth on such Schedule (depending on the actual dates of delivery), if any, not later than two (2) Business Days after Seller timely delivers the last of such required financial statements to Purchaser.

(c) In order to facilitate the Closing, Seller shall prepare and deliver, at least three (3) Business Days prior to the scheduled Closing Date, to Purchaser a statement setting forth Seller’s good faith estimate of the Inventory Value and the Net Accounts Receivable as of immediately prior to the Closing. Seller shall also prepare and deliver to Purchaser, at the request of Purchaser, an unaudited balance sheet (prepared on a basis consistent with the Seller balance sheets referenced in Section 5.4(a)) reflecting Seller’s good faith estimate of the financial condition of the Business as of the scheduled Closing Date. Such request shall be delivered by Purchaser to Seller at least ten (10) Business Days prior to the scheduled Closing Date and Seller shall deliver such balance sheet in the prescribed form to Purchaser no later than the third (3rd) Business Day prior to the scheduled Closing Date.

(d) As soon as practicable following the execution of this Agreement, and from time to time thereafter as may be reasonably requested by Purchaser, Seller shall in good faith deliver an updated version of its sales forecast for the Business for the calendar quarters ending December 31, 2014, March 31, 2015 and June 30, 2015 (the “Sales Forecast”). Seller further agrees that the sales price for the Products in such shipments shall conform in all material respects to the prices contemplated by such revised forecasts. If the revenues generated by the shipment of Products by Seller during the period beginning on the date hereof and ending on Closing exceeds the Shipment Forecast for such period (using a straight line method) (such revenues in excess of the Shipment Forecast, “Excess Revenues”, the Preliminary Purchase Price shall be decreased by an amount equal to fifteen percent (15%) of such Excess Revenues (the “Revenue Purchase Price Adjustment Amount”) in accordance with Section 3.4.

(e) As soon as practicable following the execution of this Agreement, and from time to time thereafter as may be reasonably requested by Purchaser, Seller shall in good faith deliver a revised summary of its purchase commitments and purchase orders with its subcontractor manufacturers. Prior to Closing, Seller shall write down the carrying value on its financial statements for Inventory that is not ITLA/micro-ITLA Inventory to zero to the extent permitted by GAAP.

(f) Prior to Closing, Purchaser shall have either (i) obtained the Comerica Consent, and such Comerica Consent shall be in full force and effect at Closing, or (ii) taken such actions as may be necessary such that the Comerica Consent is not required to consummate the transactions contemplated by this Agreement (including the issuance and repayment of the Promissory Note in accordance with its terms and the arrangements contemplated by the Security Agreement and Subordination Agreement).

(g) The terms of the Confidentiality Agreement, dated as of April 7, 2010, between Purchaser and Seller (as amended, the “Confidentiality Agreement”), shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 7.2(g) shall terminate. From and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement, (i) Purchaser shall, and shall cause its officers, directors, employees, authorized representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person the Confidential Information relating to Seller and the Excluded Assets and Seller’s Other Businesses and (ii) Seller shall, and shall cause its officers, directors, employees, authorized representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person the Confidential Information relating to Purchaser, the Business and the Purchased Assets. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

Section 7.3 Regulatory and Other Authorizations; Notices and Consents.

(a) Each of Seller and Purchaser shall use its reasonable best efforts to obtain promptly all Consents of all Governmental Authorities that may be or become necessary for the performance of its and the other Party’s obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements. Seller and Purchaser shall cooperate with one another in promptly seeking to obtain all such Consents; provided, however, that Seller shall not be required to pay any fees or other payments to any such Governmental Authorities in order to obtain any such Consent. If any objections are asserted with respect to the transactions contemplated hereby under any Competition Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Competition Law, each of Purchaser and Seller shall use its reasonable best efforts to promptly resolve such objections.

(b) Each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority relating to the matters that are the subject of this Agreement. Neither Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreement, the Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

Section 7.4 Notifications.

(a) Prior to the Closing Date, (a) Seller shall promptly notify Purchaser in writing of (i) the discovery by Seller of any breach by Seller of any of its representations and warranties contained herein; or (ii) any event, circumstance, change or development that, alone or in the aggregate, would have a Material Adverse Effect on the Business, and (b) Purchaser shall promptly notify Seller in writing of any event, circumstance, change or development that would have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby; provided that no such notification shall affect the representations, warranties or covenants of the Parties or the conditions to the obligations of the Parties hereunder. Each of Seller and Purchaser shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

(b) No such notification or disclosure shall have the effect of altering or modifying (i) any of the conditions to Closing set forth in Article 10, (ii) the termination rights of any Party set forth in Article 11, or (iii) the indemnification rights and obligations of any Party set forth in Article 12.

Section 7.5 Release of Indemnity Obligations.

(a) Seller and Purchaser shall cooperate with each other with a view to entering into arrangements effective as of the Closing whereby Purchaser would be substituted for Seller in any guarantees, letters of comfort, indemnities or similar arrangements entered into by Seller in respect of the Business (but only to the extent such guarantees, letters of comfort, indemnities or arrangements constitute Assumed Liabilities). If Purchaser cannot enter into such arrangements, Seller shall not terminate such guaranty arrangements without Purchaser’s consent; provided, however, that Purchaser shall enter into a separate guaranty with Seller to guarantee the performance of the obligations of the relevant Person pursuant to the Contract underlying such guaranty arrangements.

(b) After the Closing, each of Seller and Purchaser, at the request of the other Party, shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to obtain any Consent, substitution or amendment required to novate or assign all Assumed Liabilities to Purchaser and any Excluded Liabilities to Seller, and obtain in writing the unconditional release of Seller and its Affiliates with respect to the Assumed Liabilities and the unconditional release of Purchaser with respect to the Excluded Liabilities.

Section 7.6 Intellectual Property Matters.

(a) Except as expressly set forth in this Section 7.6(a), no interest in or right to use the name “EMCORE” or any derivation thereof or any other Trademarks of Seller other than the Trademarks listed on Schedule 2.1(b) of the Seller Disclosure Schedule (the “Retained Marks”), is being transferred or licensed to Purchaser pursuant to the transactions contemplated by this Agreement. Seller hereby grants to Purchaser a limited, worldwide, non-exclusive, non-transferable, non-sublicensable (except to Purchaser’s distributors, resellers and sales agents), royalty-free license to use any materials bearing Retained Marks and to sell, transfer and ship any products or related materials bearing Retained Marks only to the extent: (i) requested to do so by Seller, (ii) displayed on the hardcopy (non-electronic) form or the softcopy electronic form of such materials delivered to Purchaser at the Closing, or (iii) required under Assigned Contracts with customers. The foregoing license shall expire upon the earliest occurrence of (A) Purchaser having qualified the use of its Trademarks with each customer, (B) the end of life of the applicable Product, and (C) nine (9) months after the Closing Date. The foregoing license is subject to Seller’s standard written Trademark usage guidelines, a copy of which has been provided to Purchaser. Seller may terminate the foregoing license upon Purchaser’s material non-compliance with the Trademark usage guidelines and failure to cure such non-compliance within ten (10) Business Days or such longer period as may be agreed upon by the Parties. Upon the expiration or termination of the foregoing license, all materials bearing any Retained Mark in the possession of Purchaser, any of any of its subsidiaries or any of their respective agents shall be promptly destroyed.

(b) Purchaser acknowledges that certain of the Patents comprising Registered IP identified on Schedule 5.13(a) of the Seller Disclosure Schedule that are marked with an asterisk (*) (the “Acquired Patents”) are subject to the terms of the Intellectual Property Agreement, dated as of February 22, 2008, by and between Seller and Intel Corporation (the “Intel Agreement”). Purchaser acknowledges that the Acquired Patents are encumbered by the license granted to Intel under Section 3.3(b) of the Intel Agreement and understands that it will be acquiring the Acquired Patents subject to such license.

Section 7.7 Further Action.

(a) At any time and from time to time after the date of this Agreement and continuing after the Closing Date, each of Seller and Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the sale, transfer and conveyance of the Purchased Assets and the assignment of the Assumed Liabilities or the exclusion of the Excluded Liabilities pursuant to this Agreement and to consummate and make effective the other transactions contemplated by this Agreement and the Ancillary Agreements, including, using commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder and thereunder and including, to the extent practicable, to obtain all required Consents from third parties. Purchaser shall be responsible for the payment of any amounts necessary to obtain any required Consents from third parties. Notwithstanding the foregoing, Seller shall not be required to enter into any contracts, agreements or understandings with any third party (other than any Consents that it is required to obtain to satisfy Section 10.1(c), 10.3(c) and 10.3(e) (as it relates to Section 4.2(h)) hereof), the terms of which are not satisfactory to Seller in its reasonable discretion.

(b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense or otherwise provide rights with respect to any Purchased Asset or any right thereunder if an attempted assignment, license or other provision, without the Consent of, or other action by, any third party, would constitute a breach or other contravention of a Contract with such third party or would in any way adversely affect the rights of Purchaser or Seller or any of their respective Affiliates relating to such Purchased Assets. To the extent that any of the transfers, distributions, licenses, deliveries and the assumptions required to be made in connection with the transactions contemplated by this Agreement shall not have been so consummated at Closing, the Parties shall cooperate and use their commercially reasonable efforts to effect such consummation as promptly thereafter as reasonably practicable, including executing and delivering such further instruments of transfer and taking such other actions as the Parties may reasonably request in order to effectuate the purposes of this Agreement or to more effectively transfer to Purchaser or confirm Purchaser’s right, title to or interest in, all of the Purchased Assets, to put Purchaser in actual possession and operating control thereof and to permit Purchaser to exercise all rights with respect thereto (including rights under Contracts and other arrangements as to which the Consent of any third party to the transfer thereof shall not have previously been obtained). In the event and to the extent that Seller and Purchaser are unable to obtain any required Consents, Seller shall (i) at the direction and expense of Purchaser, pay, perform and discharge fully all of its obligations thereunder from and after the Closing and prior to assignment to Purchaser and (ii) without further consideration therefor, pay, assign and remit to Purchaser promptly all monies, rights and other consideration received in respect of such agreements. Seller shall exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments when and only as reasonably directed by Purchaser. If and when any such Consent shall be obtained (the cost of obtaining any such Consent, if any, shall be borne by Purchaser) or such agreement, lease, license or other right shall otherwise become assignable or sublicensable, Seller shall promptly assign or sublicense its agreed-to rights and obligations thereunder to Purchaser without payment of further consideration and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations.

(c) If certain assets, rights or properties which properly constitute Purchased Assets were not transferred to Purchaser at Closing, Seller shall promptly take all steps reasonably necessary to transfer and deliver any and all of such assets to Purchaser without the payment by Purchaser of any further consideration therefor. If certain Excluded Assets were transferred to Purchaser at Closing, then Purchaser shall promptly take all steps reasonably necessary to transfer and deliver any and all of such Excluded Assets to Seller without the payment by Seller of any further consideration therefor.

(d) In the event that any of the parties to the Comerica Facility shall propose to amend or otherwise modify such credit arrangement and Seller would otherwise have a consent right to such amendment or modification pursuant to the terms of the Subordination Agreement, Seller agrees that it shall not unreasonably withhold, delay or condition such consent.

Section 7.8 Intercompany Arrangements. No later than immediately prior to the Closing, Seller shall, and shall cause its Affiliates to, terminate all agreements or arrangements,

written or unwritten, of any kind (other than any Ancillary Agreements, including the Transition Services Agreement), between Seller or any of its Affiliates, on the one hand, and the Business, on the other hand.

Section 7.9 Books, Records and Files.

(a) Seller shall deliver or otherwise provide to Purchaser (i) on the Closing Date, all Books, Records and Files included in the Purchased Assets kept in electronic form, (ii) as soon as practicable following the completion of each of (x), (y) and (z) below, all Books, Records and Files included in the Purchased Assets kept in physical form and which are used by Seller (and/or its auditors) to (x) complete its audit for the fiscal year ended September 30, 2015, (y) to prepare the Definitive Proxy Statement and (z) complete the financial statements referenced in Section 7.2(b), and (iii) as soon as practicable following Closing, all other Books, Records and Files included in the Purchased Assets kept in physical form. Following Closing, Seller agrees to give Purchaser and its representatives reasonable cooperation and access (including copies), as needed, during normal business hours and upon reasonable notice, with respect to the Books, Records and Files included in the Purchased Assets which are to be delivered following the Closing Date pursuant to this Section 7.9(a), in each case as may be necessary for general business purposes, including the defense of litigation, the preparation of Tax returns and financial statements and the management and handling of Tax audits; provided that such cooperation and access does not unreasonably disrupt the normal operations of Seller or its Affiliates.

(b) Purchaser and Seller agree that Seller may maintain a copy of any Books, Records and Files. Purchaser agrees to retain and maintain the Books, Records and Files included in the Purchased Assets in accordance with its document retention policies.

(c) During the period Purchaser retains the Books, Records and Files, Purchaser agrees to give Seller and its representatives reasonable cooperation and access (including copies), as needed, during normal business hours and upon reasonable notice, with respect to the Books, Records and Files included in the Purchased Assets, as may be necessary for general business purposes, including the defense of litigation, the preparation of Tax returns and financial statements and the management and handling of Tax audits; provided that such cooperation and access does not unreasonably disrupt the normal operations of Purchaser or its Affiliates.

(d) Seller agrees to give Purchaser and its representatives reasonable cooperation and access, as needed, during normal business hours and upon reasonable notice, with respect to the Books, Records and Files relating to the Business and not included in the Purchased Assets, in each case as may be necessary for general business purposes, including the defense of litigation, the preparation of Tax returns and financial statements and the management and handling of Tax audits; provided that such cooperation and access does not unreasonably disrupt the normal operations of Seller or its Affiliates.

(e) Notwithstanding anything to the contrary contained in this Agreement, neither party nor any of its respective Affiliates shall be required to provide access to or copies of any income Tax Returns of the other party or any such Affiliate.

Section 7.10 Restrictive Covenants.

(a) During the Restricted Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, either alone or in conjunction with any other Person:

(i) engage in or assist others in engaging in any Competitive Business anywhere in the Restricted Geography, whether as an employee, consultant, adviser, board member, owner, lender, guarantor (or other accommodation party) or investor;

(ii) sell, market, provide, attempt to sell, market or provide, or assist any person or entity in the sale or provision of, any Competitive Product to any Restricted Customers; or

(iii) intentionally interfere in any material respect with the relationship between Purchaser and any of its customers, suppliers, distributors or other business relations relating in any way to the Business or a Competitive Product;

provided, however, that it shall not be deemed to be a violation of this Section 7.10(a) for Seller to, directly or indirectly: (i) invest in or own any publicly-traded non-convertible debt securities of any Person; (ii) invest in or own up to three percent (3%) of any class of securities which are publicly traded or listed on any securities exchange or automated quotation system; or (iii) own any interests in any mutual or other investment fund registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. Purchaser acknowledges that Seller engages in Seller’s Other Businesses and, notwithstanding anything herein to the contrary, Purchaser agrees that Seller shall not be in breach of any provision of this Section 7.10(a) solely as a result of Seller continuing to engage in Seller’s Other Businesses as conducted as of the Closing Date. Notwithstanding the foregoing and anything herein to the contrary, this Section 7.10(a) (i) shall not apply in connection with, and following, a Seller Change of Control and (ii) in the event of an acquisition of the stock, business or assets of Seller and/or any of its Affiliates (by asset purchase, stock purchase, merger, consolidation or otherwise) by any Person who is not a current Affiliate of Seller, this Section 7.10(a) shall neither prohibit nor apply to the business of such Person as conducted prior to such acquisition.

(b) Seller acknowledges and agrees that the remedy at law for any breach or threatened breach of any of the provisions of this Section 7.10 may be inadequate and, accordingly, Seller covenants and agrees that Purchaser shall, in addition to any other rights and remedies which Purchaser may have at law, be entitled to seek equitable relief, including injunctive relief, and to seek the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, Seller and Purchaser agree that the terms of the covenants in this Section 7.10 are reasonable and properly required for the protection of Purchaser and the goodwill and other intangible assets being acquired by Purchaser pursuant to this Agreement. If, at any time of enforcement of any of the provisions of this Section 7.10, a court of competent jurisdiction holds that any particular provision or portion of this Section 7.10 is invalid and unenforceable, the Parties agree that this Section 7.10 shall be deemed amended to delete therefrom such provision or portion held to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 7.10 in the particular jurisdiction in which such adjudication was made.

Section 7.11 Exclusivity. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 11.1), Seller shall not, and shall ensure that no Affiliate of Seller or any of their respective Representatives shall, directly or indirectly: (i) discuss, solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to the acquisition, directly or indirectly, of the all or any portion of the Business; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser) relating to or in connection with any possible acquisition of the all or any portion of the Business; or (iii) encourage or accept any proposal or offer from any Person (other than Purchaser) relating to any possible acquisition of the all or any portion of the Business. Seller shall promptly (and in any event within one Business Day of receipt thereof) notify Purchaser in writing of any bona fide indication of interest by any third party with respect to any possible acquisition of the all or any portion of the Business that is received by Seller or any Affiliate of Seller. Seller shall, and shall ensure that each Affiliate of Seller and any of their respective Representatives, immediately cease any discussions with any Person regarding any possible acquisition whether directly or indirectly, of the all or any portion of the Business, and Seller shall seek the return or destruction of all information of the Business shared with any Person in connection with a possible acquisition of the all or any portion of the Business.

ARTICLE 8.

EMPLOYEE MATTERS

Section 8.1 Transferred Employees.

(a) Definitions.

(i) “Business Employee” means any employee of the Business employed by Seller or one of its Affiliates who (except as otherwise agreed to in writing by Purchaser and Seller) primarily performs his or her services for, or with respect to, the Business as of the date hereof, including in all cases any such employee who is inactive because of leave of absence, vacation, holiday or short- or long-term disability.

(ii) “Transferred Employee” means each Business Employee who accepts an offer of employment with Purchaser or one of its Affiliates effective as of the opening of business on the Closing Date, but subject to the Closing having occurred, and who is actually employed by Purchaser or one of its Affiliates immediately following the Closing.

(b) Transfer of Employment. In the period following the date of this Agreement and prior to Closing, Purchaser shall be given reasonable access to the Business Employees to make post-Closing hiring decisions. Any employment offers to be made to any Business Employees shall be made effective as of the Closing. It is the intent of Purchaser that all such offers of employment shall be made on terms consistent with the employment packages offered to similarly situated Purchaser employees in similar roles.

Section 8.2 Non-U.S. Business Employees. Notwithstanding the other provisions of this Article 8, in the case of any Business Employees whose principal place of employment is outside the United States, Purchaser shall cause the offer to be made pursuant to Section 8.1(b) and the terms and conditions of the employment following Closing of those who become Transferred Employees to comply with obligations or standards arising under applicable Laws or Contracts governing the terms and conditions of their employment or severance of employment.

Section 8.3 Employee Liabilities. Seller shall be responsible for all Liabilities relating to or arising out of the employment, engagement, remuneration, or cessation of employment with Seller or any of its Affiliates of (i) any Transferred Employee with respect to all periods prior to the Closing Date, whether the related payment obligation occurs before or after the Closing and (ii) any employee of Seller or any of its Affiliates other than the Transferred Employees with respect to all periods prior to or after the Closing. Seller shall pay each Transferred Employee all earned or accrued wages, salary, commission, bonus, vacation pay, paid time off, and other employee compensation and benefits related to employment with Seller or any of its Affiliates for all periods through the date of termination of each such Transferred Employee’s employment with Seller or any of its Affiliates in a timely fashion and not later than the date such payment is required by Law or the provisions of any benefit plan or contract under which such compensation is or becomes duly payable. Seller shall be responsible for all Liabilities relating to or arising from any Compensation and Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Seller or any Seller ERISA Affiliate.

Section 8.4 Non-Solicitation. Without the prior written consent of Purchaser, neither Seller nor any of its Affiliates shall, for a period of two (2) years following the Closing, solicit to employ any person who is a Transferred Employee and who is employed by the Business (whether as an employee or independent contractor); provided that Seller and its Affiliates (i) may solicit and hire any such Transferred Employee whose employment or other relationship with Purchaser or any of its Affiliates is terminated by Purchaser or any of its Affiliates or (ii) hire such Transferred Employee who responds to a general advertisement not targeted at employees or independent contractors of Purchaser or any of its Affiliates without any solicitation in violation of this Section 8.4. Without the prior written consent of Seller, neither Purchaser nor any of its Affiliates shall, for a period of two (2) years following the Closing, solicit to employ (i) any person who was employed by Seller or any of its Affiliates (whether as an employee or independent contractor) in the Business but who is not a Transferred Employee and who is employed by Seller or any of its Affiliates, (ii) any person who was employed by Seller or any of its Affiliates (whether as an employee or independent contractor) in the Business but who is not a Transferred Employee and who resigned or retired from Seller or any of its Affiliates within six (6) months prior to the Closing, (iii) any person who is employed by Seller or any of its Affiliates in Seller’s Other Businesses or (iv) any other employee of Seller or any Affiliate of Seller with whom Purchaser came into contact in connection with the negotiation of this Agreement; provided that Purchaser and its Affiliates (i) may solicit and hire such person whose employment or other relationship with Seller or any of its Affiliates is terminated by Seller or any of its Affiliates or (ii) hire such person who responds to a general advertisement not targeted at employees or independent contractors of Seller or any of its Affiliates without any solicitation in violation of this Section 8.4.

Section 8.5 No Third Party Beneficiaries. Without limiting the generality of Section 13.5, the provisions of this Article 8 are solely for the benefit of the Parties, and no current or former employee of Seller or its Affiliates shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Agreement shall be construed as an amendment to any Employee Benefit Plan or other employee benefit plan for any purpose, or to obligate Purchaser to employ any Business Employee for any period of time after the Closing.

ARTICLE 9.

TAXES

Section 9.1 Periodic Taxes. All personal property Taxes, real property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets or the Business for a Straddle Period (“Periodic Taxes”) shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such Straddle Period prior to the Closing Date (with respect to any such taxable period, the “Pre-Closing Periodic Tax Period”), and the number of days of such Straddle Period beginning with and including the Closing Date (with respect to any such taxable period, the “Post-Closing Periodic Tax Period”), respectively. Seller shall be liable for the proportionate amount of such Periodic Taxes that is attributable to the Pre-Closing Periodic Tax Period to the extent not reserved or reflected on the most recent balance sheet included in the Financial Statements, and Purchaser shall be liable for the proportionate amount of such Periodic Taxes that is attributable to the Post-Closing Periodic Tax Period. Purchaser shall be responsible for preparing and filing all Tax Returns for Periodic Taxes required to be filed after the Closing; provided, however, such Tax Returns shall be subject to the approval of Seller. Seller and Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Periodic Tax Returns and to mutually consent to the filing of such returns; provided, however, if Purchaser and Seller are unable to resolve any disputed item then such disputed item shall be resolved by the Accounting Firm. The fees and expenses of such Accounting Firm shall be borne equally by Seller, on the one hand, and Purchaser, on the other hand. Seller shall remit its share of such Periodic Taxes to Purchaser no earlier than ten (10) days before the due date for such Taxes.

Section 9.2 Refunds. Seller shall be entitled to retain or, to the extent actually received by or otherwise available to Purchaser or its Affiliates, receive immediate payment from Purchaser or any of its Affiliates of, any refund or credit with respect to Taxes (including without limitation refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Pre-Closing Tax Period relating to the Purchased Assets or the Business. Purchaser shall be entitled to retain or, to the extent actually received by Seller or its Affiliates, receive immediate payment from Seller or any of its Affiliates of, any refund or credit with respect to Taxes (including without limitation refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Post-Closing Tax Period relating to the Purchased Assets or the Business.

Section 9.3 Resolution of Tax Controversies. If a claim shall be made by any Governmental Authority or taxing authority that might result in an indemnity payment with respect to Taxes to Purchaser or any of its Affiliates pursuant to Section 12.3, Purchaser shall promptly notify Seller of such claim. In the event that a Governmental Authority or a taxing authority determines a deficiency in any Tax, the Party ultimately responsible for such Tax under this Agreement, whether by indemnity or otherwise, shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute; provided that with respect to Straddle Periods, Purchaser shall control the dispute and Seller shall have the right to participate in such dispute; provided further, however, that Purchaser shall not settle or compromise any such dispute without written consent from Seller. The Party that is not ultimately responsible for such Tax under this Agreement shall have the right to participate at its own expense in the conduct of any such proceeding involving a Tax claim that would adversely affect such Party.

Section 9.4 Tax Cooperation. Seller and Purchaser agree to furnish or cause to be furnished to the other Party, upon request, as promptly as practical, such information and records and assistance (including, but not limited to, making such of their respective officers, directors, employees and agents available as may reasonably be requested by such other Party) in connection with the preparation of any Tax Return, audit or other proceeding that relates to the Purchased Assets or the Business, provided, that in no event shall any Party or any of its respective Affiliates be required to provide access to or copies of any income Tax Returns of such Party or any such Affiliate. Any expense incurred in providing such information or assistance shall be borne by the Party requesting it.

Section 9.5 Conveyance Taxes. Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, recording, sales, use, registration, stamp and other similar Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or capital gains) together with any conveyance fees, notarial and registry fees and recording costs (including any penalties and interest thereon) imposed by any taxing authority or other Governmental Authority in connection with the transfer of the Purchased Assets or the Business to Purchaser or its Affiliates by this Agreement (“Conveyance Taxes”) shall be borne as follows: (i) Purchaser shall bear the lesser of (x) 50% of the Conveyance Taxes and (y) $150,000, and (ii) Seller shall bear the remainder of the Conveyance Taxes. Purchaser and Seller shall jointly prepare, execute and file all necessary Tax Returns and other documentation with respect to all such Conveyance Taxes, fees, costs, charges and expenses. Purchaser agrees to reasonably cooperate with Seller in its efforts to structure the Closing and the related transfer and assignment of Purchased Assets in a manner to reduce such Conveyance Taxes to the extent permitted by applicable Law.

ARTICLE 10.

CONDITIONS

Section 10.1 Joint Conditions to Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to satisfaction (or, to the extent permitted by applicable Law, waiver) at or prior to the Closing of the following conditions:

(a) No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions contemplated by this Agreement.

(b) No Action. No Action shall have been filed in any court of competent jurisdiction seeking to restrain, materially delay or prohibit the consummation of any of the transactions contemplated by this Agreement nor shall any such Action have been overtly threatened by any Governmental Authority.

(c) Wells Fargo Consent. Seller shall have received (i) consent from Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to the Credit and Security Agreement, dated November 11, 2010, as amended, by and between Seller and Wells Fargo authorizing Seller to consummate the transactions contemplated by this Agreement and (ii) release of the security interest in the Intellectual Property under the Patent and Trademark Security Agreement, dated November 11, 2010, by and between Seller, Emcore Solar Power, Inc. and Wells Fargo, and such consent and release shall be in form reasonably satisfactory to Seller and Purchaser.

Section 10.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to satisfaction (or, to the extent permitted by applicable Law, waiver) at or prior to the Closing of the following conditions:

(a) Representations, Warranties and Covenants.

(i) (A) Each of the representations and warranties of Purchaser contained in Sections 6.1 and 6.7 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date) and (B) all other representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except, in the case of this clause (B), in either case where any failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth therein) would not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated hereby in accordance with the terms hereof; and

(ii) Each of the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects;

(b) Promissory Note. Seller shall have received the Promissory Note duly executed by Purchaser.

(c) Certificate. Seller shall have received a certificate, dated as of the Closing Date, signed on behalf of Purchaser by an officer of Purchaser to the effect that, to each such officer’s knowledge, the conditions set forth in Sections 10.2(a)(i) and (a)(ii) have been satisfied by Purchaser; and

(d) Ancillary Agreements. Purchaser shall have delivered executed Ancillary Agreements and each of the other documents contemplated by Section 4.3 to Seller at the Closing and each such Ancillary Agreement and other document shall be in full force and effect.

Section 10.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to satisfaction (or, to the extent permitted by applicable Law, waiver) at or prior to the Closing of the following conditions:

(a) Representations, Warranties and Covenants.

(i) Each of the representations and warranties of Seller contained in Sections 5.1, 5.7 and 5.16 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than (x) such representations and warranties made as of another date, which shall be true and correct as of such date and (y) in the case of Section 5.7, for such failures to be true and correct as are de minimis in effect) and (B) all other representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing, except, in the case of this clause (B), where any failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect; and

(ii) Each of the covenants and agreements contained in this Agreement shall be complied with by Seller on or before the Closing shall have been complied with in all material respects;

(b) Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets, taken as a whole;

(c) Third Party Consents. Seller shall have received the Consents set forth on Schedule 10.3(c) of the Seller Disclosure Schedule, and such Consents shall be in full force and effect;

(d) Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, signed on behalf of Seller by an officer of Seller, to the effect that the conditions set forth in Sections 10.3(a)(i) and (a)(ii) (or, in the case of a Closing on a Delayed Closing Date, Section 10.3(a)(ii) only) have been satisfied by Seller;

(e) Ancillary Agreements. Seller shall have delivered executed Ancillary Agreements (other than the Security Agreement and the Subordination Agreement) and each of the other documents contemplated by Section 4.2 to Purchaser at the Closing and each such Ancillary Agreement (other than the Security Agreement and the Subordination Agreement) and other document shall be in full force and effect; and

(f) Seller shall have delivered to Purchaser the financial information required by Section 7.2(c) in a timely manner.

Section 10.4 Satisfaction of Closing Conditions. The following conditions to Closing shall be deemed for purposes of this Agreement to be “conditions that by their nature are to be satisfied at Closing: Sections 10.2(b), 10.2(c), 10.2(d) (as it relates to delivery of the documents referred to in Sections 4.3(a) and 4.3(i)), 10.3(d), 10.3(e) (as it relates to delivery of the documents referred to in Section 4.2(f)) and 10.3(f).

ARTICLE 11.

TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing in the following circumstances:

(a) by the mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, if the Closing shall not have occurred by 11:59 p.m. Los Angeles time on January 2, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by either Seller or Purchaser prior to the Waiver Date in the event that any Governmental Order of any Governmental Authority in the United States restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement in such jurisdiction shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have used reasonable commercial efforts to remove such order, decree, ruling, judgment or injunction;

(d) by either Seller or Purchaser, by giving written notice of such termination to the other Party, if such other Party or one of its Affiliates shall have breached any of its material covenants, obligations or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within twenty (20) days following the giving of written notice by the non-breaching Party to the other Party of such breach (or, if the Outside Date is fewer than twenty (20) days from provision of such notice, cured by the Outside Date);

(e) by Seller, by giving written notice of such termination to Purchaser, if there has been a breach of the representations and warranties of Purchaser contained in this Agreement which (i) would result in the failure of the condition set forth in Section 10.2(a)(i); and (ii) is incapable of cure or has not been cured within twenty (20) days following the giving of written notice by Seller to Purchaser of such breach (or, if the Outside Date is fewer than twenty (20) days from provision of such notice, cured by the Outside Date); or

(f) by Purchaser prior to the Waiver Date, by giving written notice of such termination to Seller, if there has been a breach of the representations and warranties of Seller contained in this Agreement which (i) would result in the failure of the condition set forth in Section 10.3(a)(i); and (ii) is incapable of cure or has not been cured within twenty (20) days following the giving of written notice by Purchaser to Seller of such breach (or, if the Outside Date is fewer than twenty (20) days from provision of such notice, cured by the Outside Date).

Section 11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except (a) as set forth in Section 3.6, Section 7.2(g) and Article 13 and the Escrow Agreement and (b) that nothing herein (including Section 3.6) shall relieve either Party from liability for any breach of this Agreement occurring prior to such termination. The exercise of a right of termination of this Agreement is not an election of remedies.

ARTICLE 12.

INDEMNIFICATION AND SURVIVAL

Section 12.1 Survival of Representations and Warranties.

(a) Subject to Sections 12.1(b), (c) and (e), the representations, warranties and covenants (to be performed before the Closing Date) of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months from the Closing Date.

(b) The representations and warranties of the Parties contained in Sections 5.1, 5.7 and 6.1, 6.2 (with respect to the Promissory Note), 6.6, 6.7, and 6.8 of this Agreement shall survive the Closing for a period of six (6) years from the Closing Date.

(c) The representations and warranties of Seller contained in Section 5.12 of this Agreement shall survive the Closing for the applicable statute of limitations periods, plus any extensions or waivers thereof consented to by the Parties.

(d) Notwithstanding Section 12.1(a), (b) and (c), for each claim for indemnification hereunder regarding a representation or warranty that is properly made before expiration of such representation or warranty, including by timely delivery of a Claim Notice or Indemnity Notice, as the case may be, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Action) will not terminate before final determination and satisfaction of such claim.

(e) The covenants and agreements of the Parties (including any indemnification covenants and agreements) which by their terms are required to be performed following the Closing shall survive the Closing Date indefinitely, subject to any specific limitations set forth herein.

Section 12.2 Indemnification by Purchaser. Subject to the other provisions of this Article 12, from and after the Closing, Purchaser shall indemnify, hold harmless and reimburse Seller and its Affiliates, officers, directors, agents, successors and assigns (each, a “Seller

Indemnified Party”) from and against and in respect of any and all losses, Liabilities, costs and expenses (including reasonable attorneys’ fees) (with the understanding of the Parties that, subject to Section 12.4, Losses will not be limited to out of pocket costs or expenses) (collectively, “Losses”) which any Seller Indemnified Party may actually suffer or incur to the extent arising out of, resulting from or related to:

(a) any breach of or inaccuracy in any warranty or representation of Purchaser contained in this Agreement;

(b) any breach by Purchaser of, or failure by Purchaser to perform, any of its covenants or other agreements set forth in this Agreement which by its terms is to be performed prior to or at the Closing;

(c) any breach by Purchaser of, or failure by Purchaser to perform, any of its covenants or other agreements set forth in this Agreement not covered by Section 12.2(b);

(d) the Promissory Note;

(e) the Assumed Liabilities;

(f) any other obligations of Liabilities undertaken or assumed by Purchaser pursuant to this Agreement; and

(g) enforcing the indemnification rights of Seller pursuant to this Article 12.

Section 12.3 Indemnification by Seller. Subject to the other provisions of this Article 12, from and after the Closing, Seller shall indemnify, hold harmless and reimburse Purchaser and its Affiliates and their respective officers, directors, agents, successors and assigns (each, a “Purchaser Indemnified Party”) from and against and in respect of any and all Losses which any Purchaser Indemnified Party may actually suffer or incur to the extent arising out of, resulting from or related to:

(a) any breach of or inaccuracy in any warranty or representation of Seller contained in this Agreement;

(b) any breach by Seller of, or failure by Seller to perform, any of its covenants or other agreements set forth in this Agreement which by its terms is to be performed prior to or at the Closing;

(c) any breach by Seller of, or failure by Seller to perform, any of its covenants or other agreements set forth in this Agreement not covered by Section 12.3(b);

(d) the Excluded Assets, Seller’s Other Businesses or the Excluded Liabilities;

(e) any Taxes that are the responsibility of Seller pursuant to Article 9; and

(f) enforcing the indemnification rights of Purchaser pursuant to this Article 12.

Section 12.4 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable as a result of any claim in respect of a Loss arising under Section 12.2 or Section 12.3:

(i) unless the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, as soon as practical following the time at which the Indemnified Party discovered, or reasonably should have discovered, such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and, in any event, prior to the date on which the applicable representation, warranty, covenant or agreement ceases to survive pursuant to Section 12.1; or

(ii) to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Loss;

(iii) to the extent it arises from or was caused by actions taken or failed to be taken by the Indemnified Party or any of its Affiliates after the Closing; and

(iv) to the extent an Indemnified Party asserts a claim for any punitive or exemplary damages or damages that are not reasonably foreseeable (except in the case when the Indemnified Party is required to pay any of such Losses in connection with a Third Party Claim).

(b) Notwithstanding anything to the contrary contained in this Agreement, the indemnity obligations of Seller under this Article 12 shall be limited as set forth in this Section 12.4(b):

(i) no indemnity shall be payable by Seller under Sections 12.3(a) or 12.3(b) with respect to any individual claim for Losses that does not exceed $1,000 (the “Minimum Amount”)

(ii) with respect to individual Losses that are in excess of the Minimum Amount (the “Covered Losses”), no indemnity shall be payable by Seller under Sections 12.3(a) or 12.3(b) until the aggregate of such Covered Losses exceeds $50,000 (the “Basket”) and then only for such Covered Losses in excess of the Basket; provided, that the Basket shall not apply to the extent Losses are a result of a breach of any of the representations and warranties set forth in Sections 5.1, 5.7, and 5.12;

(iii) Seller shall have no further indemnity obligations for Losses under Section 12.3(a) to the extent the aggregate of all Losses paid by it pursuant to Section 12.3(a) exceeds $1,500,000, and Purchaser, on behalf of itself and the other Purchaser Indemnified Parties, shall not be entitled to recover any Losses or other payments, in each case for claims pursuant to Section 12.3(a), in excess of such amount; provided, however, that the foregoing limitation shall not apply with respect to the extent Losses are a result of a breach of any of the representations and warranties set forth in Sections 5.1, 5.7, and 5.12;

(iv) Seller shall have no further indemnity obligations for Losses under Section 12.3(b) or Section 12.3(c) with respect to any breaches by Seller, or failure by Seller to perform, any of its covenants or other agreements set forth in Section 7.2(b) to the extent the aggregate of all Losses paid by it pursuant to Section 12.3(b) and Section 12.3(c) with respect to such breaches or failures exceeds $500,000, and Purchaser, on behalf of itself and the other Purchaser Indemnified Parties, shall not be entitled to recover any Losses or other payments, in each case for claims pursuant to Section 12.3(b) or Section 12.3(c) with respect to such breaches or failures, in excess of such amount; and

(v) the aggregate amount required to be paid to the Purchaser Indemnified Parties under Section 12.3 shall not exceed $7,500,000; provided, that the limitation set forth in this Section 12.4(b)(v) shall not apply to claims pursuant to Section 12.3(d).

(c) Notwithstanding anything to the contrary contained in this Agreement, the indemnity obligations of Purchaser under this Article 12 shall be limited as set forth in this Section 12.4(c):

(i) no indemnity shall be payable by Purchaser under Sections 12.2(a) or 12.2(b) with respect to any individual claim for Losses that does not exceed the Minimum Amount.

(ii) with respect to Covered Losses, no indemnity shall be payable by Purchaser under Sections 12.2(a) or 12.2(b) until the aggregate of such Covered Losses exceeds the Basket and then only for such Covered Losses in excess of the Basket; provided, that the Basket shall not apply to the extent Losses are a result of a breach of any of the representations and warranties set forth in Sections 6.1, 6.2 (with respect to the Promissory Note), 6.6, 6.7, 6.8 and 6.9;

(iii) Purchaser shall have no further indemnity obligations for Losses under Section 12.2(a) to the extent the aggregate of all Losses paid by it pursuant to Section 12.2(a) exceeds $1,500,000, and Seller, on behalf of itself and the other Seller Indemnified Parties, shall not be entitled to recover any Losses or other payments, in each case for claims pursuant to Section 12.2(a), in excess of such amount; provided, however, that the foregoing limitation shall not apply with respect to the extent Losses are a result of a breach of any of the representations and warranties set forth in Sections 6.1, 6.2 (with respect to the Promissory Note), 6.6, 6.7, 6.8 and 6.9; and

(iv) the aggregate amount required to be paid to the Seller Indemnified Parties under Section 12.2 shall not exceed $7,500,000; provided, that the limitation set forth in this Section 12.4(c)(iv) shall not apply to claims pursuant to Sections 12.2(d) and 12.2(e).

(d) Notwithstanding anything in this Agreement to the contrary, none of the limitations set forth in this Section 12.4 shall apply to any Losses that may be incurred by virtue of or result from any fraud or intentional misrepresentation.

(e) The Parties acknowledge that the same set of facts and circumstances could give rise to indemnification obligations under one or more provisions of this Article 12. The Party seeking indemnification shall be permitted to determine the provision under which it shall make its claims in its sole discretion and, at its option, shall be permitted to make claims in the alternative under multiple provisions.

Section 12.5 Claims for Indemnification. All claims for indemnification by any Indemnified Party shall be asserted and resolved as set forth in this Section 12.5:

(a) Third-Party Claims. In the event that any written claim or demand for which an Indemnifying Party may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than fifteen (15) days following such Indemnified Party’s receipt of such claim or demand (including a copy of any related written third party demand, claim or complaint) (the “Third-Party Claim”), deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall be relieved of its obligations to indemnify the Indemnified Party with respect to such Third-Party Claim if the Indemnified Party fails to timely deliver the Claim Notice and the Indemnifying Party is actually prejudiced thereby. If a Third-Party Claim is made against an Indemnified Party, the Indemnified Party shall be entitled to participate therein and, to the extent that the Indemnified Party shall wish, to assume the defense thereof. The Indemnifying Party shall cooperate fully with the Indemnified Party and its counsel in the defense against any such Third-Party Claim. The Indemnifying Party shall have the right to participate at its own expense in the defense of any Third-Party Claim. Neither the Indemnifying Party, on the one hand, nor the Indemnified Party, on the other hand, shall admit liability to, or settle, compromise or discharge any Third-Party Claim without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed In the event the Indemnified Party elects not to defend any Third-Party Claim, the Indemnifying Party shall defend against such Third-Party Claim in good faith and in a commercially reasonable manner using counsel reasonably acceptable to the Indemnified Party and at the cost and expense of the Indemnifying Party, and the Indemnified Party shall have the right to participate in such defense at its own expense.

(b) Direct Claims. In the event any Indemnified Party should have a claim under Section 12.2 or Section 12.3 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party. The Parties agree to promptly attempt in good faith to negotiate a resolution of such Claim. If the Parties are unable to reach a resolution within fifteen days, either Party may pursue additional action, including submitting the claim to litigation. In addition, if either Party refuses to participate in a meeting or phone call, the other Party may pursue additional action, including, without limitation, submitting the claim to litigation.

(c) In the event of any claim for indemnity under Section 12.3, Purchaser agrees to give Seller and its representatives reasonable access to the books and records and employees of Purchaser in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article 12.

Section 12.6 Tax Effect; Refund or Credits. The amount of any Loss subject to indemnification under this Agreement shall be reduced by the amounts of any net tax benefits that are actually received by the Indemnified Party in the year of the related indemnification payment. As used in this Section 12.6, “tax benefit” shall mean the net Tax savings attributable to any deduction, expense, loss, credit or refund to the Indemnified Party. The amount of any tax benefit actually received shall be equal to the actual reduction in Taxes of the Indemnified Party paid in cash, if any, determined with the applicable Tax items and the indemnity payment made or to be made taken into account as compared with the Taxes that would have been payable without the applicable Tax items.

Section 12.7 Insurance Offset. If an Indemnified Party actually receives insurance proceeds or indemnity, contribution or similar payments from an unaffiliated insurance carrier or unaffiliated third party prior to being indemnified, held harmless and reimbursed under Section 12.2 or Section 12.3, as applicable, with respect to such Losses, the payment by an Indemnifying Party under this Article 12 with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity, contribution or similar payments to the extent related to such Losses, less (a) reasonable attorney’s fees and other expenses incurred in connection with such recovery (including the payment of a deductible with respect to the same) and (b) the amount of any actual premium increase related to such insurance claim. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments from an unaffiliated insurance carrier or unaffiliated third party after being indemnified and held harmless by an Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds or indemnity, contribution or similar payment to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery (including the payment of a deductible with respect to the same).

Section 12.8 Exclusive Remedy. After the Closing, the indemnities set forth in this Article 12 shall be the sole and exclusive remedy for monetary damages of the Parties, their successors and assigns, and their respective officers, directors, employees, agents and Affiliates with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby, except for claims related to or arising from fraud or intentional misrepresentation or the Promissory Note. The indemnities set forth in this Article 12 apply only to matters arising out of this Agreement or the Promissory Note.

Section 12.9 Treatment of Indemnification Payments. To the extent permitted by Law, any amounts payable pursuant to this Article 12 shall be considered adjustments to the Final Purchase Price for all income Tax purposes and the Parties and their respective Affiliates agree to take no position inconsistent with such treatment in any Tax Return or proceeding before any Governmental Authority.

ARTICLE 13.

MISCELLANEOUS

Section 13.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either Party without the prior written consent of the other Party.

Section 13.2 Public Announcements.

(a) Neither Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing party are listed. In the event a Party is, in the opinion of its counsel, required to make a public disclosure by applicable Law or the rules of a stock exchange on which its securities are listed, such Party shall, to the extent practicable, submit the proposed disclosure in writing to the other Party prior to the date of disclosure and provide the other Party a reasonable opportunity to comment thereon.

(b) Notwithstanding the foregoing, each of Seller and Purchaser shall be permitted to discuss, in their reasonable discretion, the terms of this Agreement with their respective customers, suppliers and vendors and the likely impact of the transactions contemplated hereby on such relationship. As promptly as practicable following the execution of this Agreement, each of Seller and Purchaser agree to work together to prepare a set of “talking points” and answers to “frequently asked questions” to be used by their respective employee and Representative groups for purposes of such discussions and such Parties shall use their reasonable best efforts to cause their respective employees and Representative to convey such information in a manner consistent with such talking points and FAQs.

Section 13.3 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specified herein, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

Section 13.4 Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability, invalidity or illegality of one shall not affect the enforceability of any others or of the remainder of this Agreement.

Section 13.5 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties hereto and their permitted assigns, any legal or equitable rights hereunder except for those rights provided in Article 12 hereof.

Section 13.6 Waiver. The failure or delay of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any single or partial exercise of any right shall not preclude any other or future exercise thereof or any other right. Any waiver hereunder shall be effective only if delivered to the other Party hereto in writing by the Party making such waiver.

Section 13.7 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the Laws of the State of Delaware without regard to the conflicts of Laws provisions thereof.

Section 13.8 Jurisdiction. The Parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court of competent jurisdiction in the State of Delaware, so long as such court shall have subject matter jurisdiction over such Action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.14 shall be deemed effective service of process on such Party.

Section 13.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9.

Section 13.10 Specific Performance. The Parties acknowledge that, in view of the uniqueness of the Business, the Purchased Assets and the transactions contemplated by this Agreement, each Party would not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at Law or in equity.

Section 13.11 Headings. The headings of the sections and subsections of this Agreement and the titles of individual Schedules are inserted for convenience only and shall not be deemed to constitute a part hereof and thereof.

Section 13.12 Counterparts. The Parties may execute this Agreement (including by electronic transmission) in one or more counterparts, and each fully executed counterpart shall be deemed an original.

Section 13.13 Further Documents. Each of Purchaser and Seller shall, and shall cause its respective Affiliates to, at the request of the other Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

Section 13.14 Notices. All communications, notices and Consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Purchaser, to:

NeoPhotonics Corporation

2911 Zanker Road

San Jose, CA 95134

Attn: Timothy Jenks and Judi Otteson, Esq.

Facsimile Number: (408) 321-5061

with a copy (which will not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attn: Steven Tonsfeldt, Esq.

Facsimile Number: (650) 473-2601

If to Seller, to:

EMCORE Corporation

10420 Research Road SE

Albuquerque, NM 87123

Attn: Mark Weinswig

Facsimile Number: (626) 293-3429

with copies (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, CA 90071

Attn: Brian J. McCarthy

Andrew D. Garelick

Facsimile Number: (213) 621-5070

                                 (213) 621-5124

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

Section 13.15 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the Parties hereto. This Agreement (including the Exhibits and Schedules annexed hereto) and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the transactions covered hereby and the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements, written or oral, made prior to the date hereof. The Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule annexed hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section of, or an Exhibit or Schedule to, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

Section 13.16 Bulk Sales Law. Purchaser hereby waives compliance by Seller or any of its Affiliates with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

NEOPHOTONICS CORPORATION

By:	/s/ T. S. Jenks
Name: T. S. Jenks
Title: CEO

EMCORE CORPORATION

By:	/s/ Hong Q Hou
Name: Hong Q Hou
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]